UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ARCH CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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501 MERRITT 7, NORWALK, CONNECTICUT 06851

March 14, 2008

Dear Fellow Shareholder:

You are cordially invited to attend our 2008 Annual Meeting of Shareholders at 10:15 a.m., local time, on Friday, April 25th. The meeting will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut.

You will find information about the meeting in the enclosed Notice and Proxy Statement.

Please be advised that we have not planned a communications segment or any multimedia presentations for the 2008 Annual Meeting.

Whether or not you plan to attend and regardless of how many shares you own, please vote your shares by using the telephone or the Internet or by signing and dating the enclosed proxy card and mailing the lower half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the upper half to be used as your admission card to the meeting.

Sincerely,

MICHAEL E. CAMPBELL
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You are urged to vote by telephone, via the Internet or
by signing, dating and promptly mailing your proxy
card in the enclosed envelope.

ARCH CHEMICALS, INC.

Notice of Annual Meeting of Shareholders

Norwalk, Connecticut

March 14, 2008

The Annual Meeting of Shareholders of Arch Chemicals, Inc. will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Friday, April 25, 2008, at 10:15 a.m., local time, to consider and act upon the following:

(1) The election of three directors.

(2) Ratification of the appointment of the independent registered public accounting firm for 2008.

(3) Such other business as may properly come before the meeting or any adjournment.

The Board of Directors has fixed March 3, 2008 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on March 3, 2008 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most shareholders have three options for submitting their vote: via the Internet, by phone or by mail. For further details, see “How Do I Vote?”

By order of the Board of Directors,

SARAH A. O’CONNOR
Secretary

ARCH CHEMICALS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 25, 2008

Who is Arch Chemicals?

Arch Chemicals, Inc. (“Arch”, the “Company” or “We”) is a global biocides company providing chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. Our focus is in water, hair and skin care products, treated wood, paints and building products, and health and hygiene applications. Arch is traded on the New York Stock Exchange (“NYSE”) under the symbol “ARJ.” The mailing address of our principal executive office is 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204.

When and where will the Annual Meeting be held?

Our Annual Meeting of Shareholders (“Annual Meeting”) will be held at The Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on Friday, April 25, 2008, at 10:15 a.m., local time.

Who is asking for my vote and why are you sending me this document?

Our Board of Directors (the “Board”) asks that you vote on the matters listed in the Notice of Annual Meeting of Shareholders. The votes will be formally counted at the Annual Meeting on Friday, April 25, 2008, or if the Annual Meeting is adjourned or postponed, at any later meeting.

We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. Shares represented by duly executed proxies in the accompanying form received by us prior to the meeting will be voted at the meeting. We are mailing this Proxy Statement and the related proxy card to shareholders beginning on or about March 14, 2008.

What am I being asked to vote on?

(1)  The election of three directors.

(2)  Ratification of the appointment of the independent registered public accounting firm for 2008.

(3)  Such other business as may properly come before the meeting or any adjournment.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR the nominees for director identified in “Item 1—Election of Directors” and FOR “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Who is eligible to vote?

All shareholders of record at the close of business on March 3, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many shares can vote?

At the close of business on the Record Date, there were outstanding 24,858,686 shares of our common stock, par value $1 per share (the “Common Stock”). The presence in person or by proxy of the holders of a majority of such shares constitutes a quorum, which is required to conduct business at the Annual Meeting.

Abstentions, withheld votes and shares held of record or by a broker or its nominee that are voted on any matter are included in the number of shares present. Each shareholder on the Record Date is entitled to one vote for each full share owned by such shareholder on each of the matters voted on at the Annual Meeting. Of those shares of Common Stock outstanding, approximately 1,045,616 shares (or approximately 4.2%) were held in the Arch Common Stock Fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan (“CEOP”), all of which are held by JPMorgan Chase Bank as the trustee of the CEOP (“CEOP Trustee”).

How do I vote?

You may vote in person at the Annual Meeting or by returning your completed proxy card in the enclosed postage-paid envelope. In addition, shareholders of record and participants in the CEOP also have a choice of voting over the Internet or by using a U.S. toll-free telephone number. Please refer to the proxy card for further information on how to vote electronically. However, please note that Internet and telephone voting facilities for shares held of record will close at 5:00 p.m., U.S. Eastern Time, on April 24, 2008 and for shares held through the CEOP will close at 9:00 a.m., U.S. Eastern Time, on April 24, 2008. If you do vote by telephone or the Internet, it is not necessary to return your proxy card. Please note that participants in the CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that it is received no later than Noon, U.S. Eastern Time, on April 23, 2008 for their voting instructions to be followed.

Please be aware that if you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. Neither we nor our stock transfer agent will charge you for voting your shares via the Internet.

The Internet and telephone voting procedures are set forth on the proxy card.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. However, please note that if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote through the CEOP Trustee. Shares held in the CEOP may not be voted in person at the Annual Meeting.

Where can I get your proxy materials on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 25, 2008.

The Proxy Statement and Annual Report to Shareholders are available at http://www.archchemicals.com/proxy.

To what shares does the proxy card apply?

The proxy card supplied by the Company will apply to the number of shares of Common Stock that you hold of record and, if you are a participant in the CEOP, the number of shares held for your account under the CEOP. CEOP participants will not receive a separate voting instruction card. If you do not execute and return this proxy card or vote electronically, your shares held of record will not be voted and your shares held in the CEOP will be voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

Am I a shareholder of record?

If your shares are represented by a stock certificate registered in your name or if our stock transfer agent (The Bank of New York) is holding your shares in a “book entry” account under your name, you are a shareholder of record with respect to those shares so held. If your shares are otherwise owned directly by a bank, broker, or other holder of record, you are not a shareholder of record with respect to the shares so held by such bank, broker or other holder of record.

If I return the proxy card or vote electronically, how will my shares be voted?

Where a shareholder of record or CEOP participant timely directs in the proxy (including an electronic or telephonic vote) a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, returned proxies of shareholders of record and CEOP participants will have their registered shares and shares held in the CEOP voted for the election of the director nominees as set forth below and in favor of “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm.”

As of the date hereof, we do not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

If I do not return the enclosed proxy card and do not vote electronically, how will the shares I own of record and through the CEOP be voted?

If you do not vote by returning the enclosed proxy card, do not vote electronically or telephonically and do not vote at the meeting in person or other proxy, your shares held of record by you will not be voted at the Annual Meeting. CEOP participants who do not return the proxy card (or vote electronically or telephonically) in a timely manner will have their shares of Common Stock held in the CEOP voted by the CEOP Trustee in the same proportion as shares of Common Stock for which the CEOP Trustee has received instructions from other CEOP participants.

What if I own shares of the Company through a bank, broker or other holder of record?

If you hold Common Stock through a bank, broker or other holder of record, you will most likely receive voting instructions from such bank, broker or other holder. In any case, please follow those instructions to assure that your shares are voted and represented at the meeting.

If your shares are owned directly in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record, to be able to vote in person at the meeting. CEOP participants must vote the shares held in the CEOP through the CEOP Trustee.

How are the shares held in the BuyDIRECTSM Investment Program voted?

The Bank of New York (“BNY”) is the Company’s registrar and stock transfer agent. For our holders of Common Stock who participate in the BuyDIRECTSM program offered by BNY, BNY will vote any shares of Common Stock that it holds for the participant’s account in accordance with the participant’s electronic or telephonic vote or with the proxy returned by the participant covering his or her shares of record. If a BuyDIRECTSM participant does not send in a proxy for shares held of record or otherwise vote electronically or telephonically, BNY will not vote the shares of such participant held in such program.

Can I change my vote after I have returned my proxy card or voted over the telephone or via the Internet?

Yes. Any person who has returned a paper proxy or voted electronically or telephonically has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by voting again via the Internet or by telephone, by giving notice in writing to the Company’s Corporate Secretary or by voting in person at the meeting. Please note however that telephone and Internet voting ends for shares held of record at 5:00 p.m., U.S. Eastern Time, on April 24, 2008 and for shares held through the CEOP at 9:00 a.m., U.S. Eastern Time, on April 24, 2008. Please note that participants in the CEOP who do not vote by telephone or Internet must return their proxy card in the accompanying envelope so that BNY receives it no later than Noon, U.S. Eastern Time, on April 23, 2008 if their voting instructions are to be followed. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the shareholder of record to be able to vote in person at the meeting.

BuyDIRECTSM is a service mark of BNY.

What does it mean if I get more than one proxy or voting instruction card?

You will receive one proxy card for each way in which your shares are registered. If you receive more than one proxy card it is because your shares are registered in different names or with different addresses or are held in different accounts. Please sign and return each proxy card that you receive to ensure that all your shares are voted. To enable us to provide better shareholder service, we encourage shareholders to have all their shares registered in the same name with the same address. You should contact BNY at (866) 857-2223 (U.S. toll free) for instructions on how to change the way your shares are held if you receive more than one mailing.

CERTAIN BENEFICIAL OWNERS

Except as indicated below, the Company knows of no person who was the beneficial owner of more than five percent of Common Stock as of December 31, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1) 100 East Pratt Street Baltimore, MD 21202	2,983,940	12.0

Snyder Capital Management, L.P.(2) Snyder Capital Management, Inc. One Market Plaza Steuart Tower, Suite 1200 San Francisco, CA 94105	1,459,099	5.9

Barclays Global Investors, NA(3) 45 Fremont Street San Francisco, CA 94105	1,390,024	5.6

Michael W. Cook Asset Management, Inc.(4) d/b/a SouthernSun Asset Management 6000 Poplar Avenue, Suite 220 Memphis, TN 38119	1,310,345	5.3

(1)	T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, has advised the Company in an amended Schedule 13G filing that the securities are owned by various individual and institutional investors. Price Associates has sole voting power with respect to 719,650 of such shares and has sole dispositive power with respect to all the shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares.
(2)	Snyder Capital Management, L.P. (“SCMLP”), a registered investment adviser, and Snyder Capital Management, Inc., the general partner of SCMLP, each has advised the Company in an amended Schedule 13G filing that it has shared voting power with respect to 1,286,699 of the shares and shared dispositive power with respect to all of the shares.
(3)	Barclays Global Investors, NA, a bank, has advised the Company in a Schedule 13G filing that (i) it beneficially owns 603,019 shares and has sole voting power with respect to 501,546 shares and sole dispositive power with respect to 603,019 shares, (ii) Barclays Global Fund Advisors, an investment advisor, beneficially owns 738,424 shares and has sole voting power with respect to 533,695 shares and sole dispositive power for 738,424 shares and (iii) Barclays Global Investors Ltd., a bank, has beneficial ownership of 48,581 shares and has sole voting power with respect to 23,200 shares and sole dispositive power with respect to 48,581 shares.
(4)	Michael W. Cook Asset Management d/b/a/ SouthernSun Asset Management, a registered investment advisor, has advised the Company in a Schedule 13G filing that is has sole voting and sole dispositive power with respect to all the shares.

ITEM 1—ELECTION OF DIRECTORS

Who are the persons nominated by the Board in this election to serve as directors?

The Board is divided into three classes with the term of office of each class being three years, ending in different years. Mr. Powell, whose biography appears below, has been nominated by the Board for election as a Class I Director to serve until the 2009 Annual Meeting of Shareholders and until his successor has been elected. Messrs. Campbell and Lilley, whose biographies are also shown below, have been nominated by the Board for election as Class III Directors to serve until the 2011 Annual Meeting of Shareholders and until their respective successors have been elected. No other nominees are eligible for consideration at the Annual Meeting under the Company’s Bylaws.

CLASS I

NOMINEE FOR A ONE YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

WILLIAM H. POWELL, 62, retired July 1, 2006, as Chairman and Chief Executive Officer of National Starch and Chemical Company and as an Executive Vice President of ICI Plc. He held such positions since 1999. In 1981, he had been appointed Corporate Vice President, Group Vice President and Executive Vice President of National Starch. Prior to these positions, he held various general management, production and planning positions. He is a director of Granite Construction Incorporated. Director since 2007.

CLASS III

NOMINEES FOR A THREE YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

MICHAEL E. CAMPBELL, 60, is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was Executive Vice President of Olin Corporation (“Olin”) and had global management responsibility for all of Olin’s businesses. Prior to his election as Executive Vice President, Mr. Campbell served as President of the Microelectronic Materials Division. Mr. Campbell is a graduate of the University of New Hampshire and received a J.D. degree from George Washington University. He is a director of MeadWestvaco Corporation and Milliken & Company. Mr. Campbell serves as Vice Chairman of the Board of Directors of the National Association of Manufacturers. He is a member of the Advisory Committee for Trade Policy and Negotiations which provides overall trade policy advice to the Office of the U.S. Trade Representative. He is a former Chairman of the Board of Directors of the American Chemistry Council, and currently serves on their board. He is also an officer and a member of the Society of Chemical Industry’s Executive Committee. Director since 1999.

DAVID LILLEY, 61, is Chairman, President and Chief Executive Officer of Cytec Industries Inc. He was elected Chairman in January 1999 and President and Chief Executive Officer in May 1998, having previously served as President and Chief Operating Officer from January 1997. From 1994 until January 1997, he was a vice president of American Home Products Corporation. Prior to that he was a vice president and a member of the Executive Committee of American Cyanamid Company. Director since 2007.

Who are the other remaining directors and when are their terms scheduled to end?

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2009 ANNUAL MEETING

DANIEL S. SANDERS, 68, retired in 2004 as President of ExxonMobil Chemical Company, a subsidiary of Exxon Mobil Corporation which is a publicly held major manufacturer and marketer of basic petrochemicals and specialty products. He held such position since December 1999 when Exxon Corporation and Mobil Corporation merged. In January 1999, he had been appointed President of Exxon Chemical Company and previously served as its Executive Vice President. Prior to those positions, he held various positions over a 43-year period with Exxon Corporation and its subsidiaries. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He serves on the Board of Directors of Milliken & Company, Celanese Corporation and Nalco Holding Company. He is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University. He also serves on the Advisory Board of Furman University. Director since 2004.

JANICE J. TEAL, Ph.D., 55, is Group Vice President and Chief Scientific Officer of Avon Products, a direct seller of beauty and related products, and has held such position since January 1999. From 1995 to 1998, Dr. Teal served as Vice President of Avon Skin Care Laboratories. In 1982, Dr. Teal joined Avon and has since then held management positions in toxicology, product and package safety and package development. Prior to joining Avon, Dr. Teal was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine and holds a Ph.D. and M.S. degrees in Pharmacology from Emory University Medical School, and a Pharmacy Degree from Mercer University. Dr. Teal serves on the Board of Rockland County Economic Development Corporation (REDC), and Rockland County SCORE—Counselors to America’s Small Business. She is also a trustee of Dominican College. Dr. Teal has held memberships in a variety of related professional associations including the Executive Committee of the Society of Chemical Industry, the Scientific Advisory Board of The Cosmetic, Toiletry and Fragrance Association and their Animal Welfare Committee, Cosmetic Executive Women, Scientific Advisory Board-Johns Hopkins Center for Alternatives to Animal Research, Scientific Advisory Board-Fund for the Replacement of Animals in Medical Experiments, England, and the Society of Cosmetic Chemists. Director since 2003.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2010 ANNUAL MEETING

RICHARD E. CAVANAGH, 61, is the former President and Chief Executive Officer and a Trustee of The Conference Board, Inc., a leading research and business membership organization. He held this position since November 1995. Previously, he was Executive Dean of the John F. Kennedy School of Government at Harvard University for eight years, where he now teaches management courses. Prior to the position with Harvard, he spent 17 years with McKinsey & Company, Inc., the international management consulting firm, where he led the firm’s public issues consulting practice. Mr. Cavanagh is a director and non-executive chairman of the BlackRock Mutual Funds (101 closed-end funds), Aircraft Finance Trust, and The Educational Testing Service of which he is Chairman; and a director and senior advisor of The Fremont Group and a director of The Guardian Life Insurance Company. He holds a BA degree from Wesleyan University and an MBA degree from the Harvard Business School. Director since 1999.

MICHAEL O. MAGDOL, 70, retired in 2006 as Vice Chairman of the Board of Fiduciary Trust Company International (“FTCI”), a global investment manager for families and institutions, a position he held since 1987, and as Chair of the Enterprise Risk Management Committee of Franklin Resources, Inc. From 1987 to 2002, he also served as FTCI’s Chief Financial Officer. Prior to 1987, he was Executive Vice President and Director of J. Henry Schroder Bank. He holds a BSE degree from the University of Pennsylvania. Director since 1999. Mr. Magdol is expected to retire soon after the 2008 Annual Meeting as he has reached the Board’s mandatory retirement age.

DOUGLAS J. WETMORE, 50, is Senior Vice President, Chief Financial Officer and Treasurer of International Flavors and Fragrances Inc., a leading creator and manufacturer of flavors and fragrances used in a variety of consumer products. He has held this position since 1998. He holds a BA degree from the University of Notre Dame and is a certified public accountant. Director since 2006.

How will the returned proxies be voted for directors?

If the proxy card is returned and marked with a direction on how to vote with respect to directors or if a person directs a vote electronically or telephonically as provided on the proxy card, that direction will be followed. If an individual returns a proxy card without a direction on how to vote marked thereon, such individual’s shares of record and shares held in the CEOP, if any, will be voted FOR the election of Messrs. Campbell, Lilley and Powell. The nominees are directors at the present time. It is not expected that any nominee will be unable to serve as a director, but if he is unable to accept election, it is intended that shares represented by proxies in the accompanying form or voted electronically will be voted FOR the election of a substitute nominee selected by the Board, unless the number of directors is reduced.

What vote is required to elect the directors?

The election of the nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name (“Broker Shares”) that are voted on any matter but are not voted in the election of directors will not be included in determining the number of votes cast. However, the Board has established a majority voting policy. This policy requires that any director who receives a greater “WITHHELD” vote than votes “FOR” in an uncontested election shall promptly submit a resignation to the Board’s Chairman. The Corporate Governance Committee will consider the resignation and make a recommendation to the Board which will either accept or reject the resignation. The Board will disclose that decision in a Securities and Exchange Commission (“SEC”) filing.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

What was director attendance at meetings?

During 2007, the Board held six meetings. The average attendance by incumbent directors at meetings of the Board and committees of the Board on which they served was 98%. Each such director attended at least 92% of such meetings. At the end of each Board meeting, the non-Management, independent directors meet in executive session without the Chief Executive Officer (“CEO”), the only Management, non-independent director.

What are the committees of the Board?

The current standing committees of the Board are an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

Audit Committee

•

Scope of Authority. The Audit Committee advises the Board on internal and external audit matters affecting the Company, has direct responsibility for the appointment, compensation, oversight of the work of and replacement of the independent registered public accounting firm, the internal auditor, and the internal audit service provider (including resolution of disagreement between Management and the independent registered public accounting firm regarding financial reporting); reviews with such auditors the scope and results of their examination of the financial statements of the Company; reviews the Company’s financial, regulatory and computer annual audit plans; reviews activities and reports of the Company’s internal auditor and internal audit service provider; discusses with independent auditors matters required to be discussed by Independent Standards Board No. 1 and Statement on Auditing Standards No. 61; prepares the Audit Committee Report that appears in the Company’s Proxy Statement; and reviews the presentation of the Company’s financial results and monitors the adequacy of the Company’s internal financial controls. This committee also advises the Board on compliance with the Company’s Code of Conduct, on government and other compliance programs, monitors major litigation and pending internal or external special investigations, with a particular interest in the event there are claims that the Company has acted unethically or unlawfully and reviews the Company’s insurance and risk management process. This committee also reviews audits of expenses of the Company’s senior executives and directors. This committee monitors environmental, health, safety and other regulatory audits. This committee also reviews and evaluates the investment and financial performance of the Company’s pension plans, voluntary employee benefit associations (“VEBAs”) and any thrift plan investment funds, reviews and approves investment policies with respect to the pension plans and VEBAs, approves the appointment of pension plan, VEBA and thrift plan trustees, approves the charitable contributions budget and program and those other charitable contributions in excess of the CEO’s authority, annually reviews the activities of the Arch Chemicals Government Participation Fund, and provides advice, and recommends changes, as appropriate, to Management’s programs to maintain and improve community relations. This committee also reviews the effects of regulatory accounting initiatives and off-balance sheet transactions on, the financial statements of the Company; reviews any audit problems encountered and Management’s response; reviews internal controls and procedures and any changes implemented in light of material control deficiencies or weaknesses; determines whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K; monitors activities and results of audits of the computer data center and systems; reviews the adequacy of the Company’s accounting and financial records and system for managing business risk and legal compliance programs; reviews proposed or contemplated significant changes to the Company’s accounting principles and practices and, prior to the filing of certain SEC reports, reviews with Management, the internal audit service provider and the independent auditor, the impact on the financial statements of estimates which potentially affect the quality of the financial reporting; reviews the Company’s quarterly financial statements prior to the filing on Form 10-Q; establishes and monitors procedures for handling complaints received by the Company regarding accounting, auditing or internal accounting control matters and confidential anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; advises the Board on corporate and governmental security matters; reviews this committee’s Charter annually and recommends to the Board any appropriate changes; also this committee without having to seek Board approval determines funding by the Company for payment of independent auditors and any advisors retained by this committee.

•	Charter. The Board has adopted a written charter for the Audit Committee.

•

Members. The Audit Committee currently consists of Mr. Magdol, Ms. Teal and Mr. Wetmore (chair). Mr. Magdol has been a member since 1999, Ms. Teal has been a member since 2003, and Mr. Wetmore has been a member since 2006. Mr. John P. Schaefer, who retired in 2007 from the Board, also served on this Committee as the Chair in 2007 until his retirement. Following his retirement, Mr. Wetmore became the Chair. The Board has determined that all members of the Audit Committee meet applicable New York Stock Exchange standards for independence and financial literacy and that Mr. Magdol is the “audit committee financial expert” for purposes of SEC rules. No Audit Committee member is permitted to serve on more than three audit committees of public companies.

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Meetings; Executive Sessions. During 2007, eight meetings of this committee were held. This Committee periodically meets in executive session separately with Management, the independent registered public accounting firm and the internal auditor.

Compensation Committee

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Scope of Authority. The Compensation Committee administers and sets policy, develops and monitors strategies for the programs which compensate the CEO and other executives. It evaluates, establishes and approves the compensation for the CEO and our other officers named in the Summary Compensation Table (the persons named in such table being the “named officers”), including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive awards. It approves the measures, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for such persons. This committee also administers the 1999 Long Term Incentive Plan, reviews the Compensation Discussion & Analysis that appears in this Proxy Statement, issues an annual Compensation Committee Report that appears in this Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto, approves terminations of qualified and nonqualified pension plans, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which this committee deems appropriate. This committee also advises the Board on the remuneration for members of the Board.

•	Charter. The Board has adopted a written charter for this committee outlining this committee’s duties, responsibilities and procedures.

•

Board Compensation. This committee also advises the Board on the remuneration for members of the Board and reviews and recommends annually to the Board the form and amount of non-employee director compensation to be paid during the fiscal year. The committee uses an outside consultant which this committee retains directly for benchmarking, advice and recommendations regarding director compensation. The CEO reviews the outside consultant’s recommendation regarding director compensation but the final decision remains with this committee and ultimately the Board.

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Performance Focus. “Pay for performance” is the central tenet in our executive compensation philosophy. Because the emphasis of our executive compensation program is on performance achievement, an important focus of this committee is to establish appropriate performance measures and then review actual performance versus such measures.

•

Executive Officer Compensation. This committee approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans for such persons. It also administers the 1999 Long Term Incentive Plan, reviews the Compensation Discussion & Analysis that appears in this Proxy Statement, issues an annual Compensation Committee Report that appears in this Proxy Statement, approves Executive and Change in Control Agreements, approves and adopts new qualified and non-qualified pension plans, adopts amendments thereto, approves terminations of qualified and non-qualified pension plans, administers the Senior Executive Pension Plan, makes recommendations to the Board on any other matters pertaining to the pension, CEOP and other plans which this committee deems appropriate.

The Compensation Committee has delegated to our CEO and our Vice President, Human Resources (i) the ability to determine whether a departing employee (other than an executive officer) shall have his or her employee stock options and awards extended or terminated on cessation of employment and (ii) the authority to grant committee-approved Change in Control (Tier II) agreements to high level employees other than executive officers. The Compensation Committee has also delegated to our CEO (i) the authority to set annually the performance measure and formula for determining the performance match for employee contributions to our qualified and non-qualified 401(k) plans or to provide for no such match and (ii) the authority to enforce or waive the non-competition clause contained in our Long Term Incentive Plan. This committee has also delegated to an administrative pension committee of employees to (i) handle certain administrative matters with respect to our qualified defined benefit pension plan, (ii) to make amendments to comply with union contracts, and (iii) along with the CEO and Vice President of Human Resources, to make plan changes required by certain laws. In addition, this committee has delegated to another committee of employees, along with the CEO and Vice President of Human Resources, authority to amend our 401(k) plan to comply with certain laws. This committee has also authorized the Vice President of Human Resources to amend and adopt our welfare benefit plans applicable to employees generally.

•

Outside Compensation Consultant. Pursuant to its charter, this committee has the sole authority to select and retain a compensation consultant for the purpose of assisting it in the evaluation of executive and director compensation. During fiscal 2007, the Compensation Committee retained Hay Group as its outside compensation consultant. The outside compensation consultant reported directly to the Committee and provided data and insights to assist the committee in ensuring that our executive compensation programs and director compensation programs are reasonable and consistent with the committee’s compensation objectives, including its “pay for performance” objective. For additional information regarding executive compensation, see the Compensation Discussion and Analysis section of this Proxy Statement and related tables. This committee’s approval (or if not practicable, the committee chair’s approval) is required for all use of Hay Group by the Company (i) to prepare a compensation analysis relating to an executive officer and (ii) if a project involves costs in excess of $20,000. For any project at or under $20,000, no committee approval is required but Management must report such project and its costs to this committee at its next meeting. During 2007, the Company paid Hay Group $51,139 for the services it rendered to the Compensation Committee. In addition, the Company purchased international compensation survey reports from the Hay Group for $1,875 in 2007.

•	Members. This committee currently consists of Messrs. Cavanagh, Powell and Sanders (chair). Mr. Cavanagh has been a member since 1999. Mr. Powell became a member of the Committee in July

2007. Mr. Sanders has been a member since 2004. Mr. H. William Lichtenberger, a director who retired from the Board in July 2007, was the Chair of this Committee in 2007 until his retirement. Following Mr. Lichtenberger’s retirement, Mr. Sanders was named the Chair. The Board has determined that all members of the Compensation Committee met applicable New York Stock Exchange standards for independence.

•

Meetings; Management Participation; Executive Sessions. In 2007, three meetings of this committee were held. Members of Management are invited to participate in the meetings. Our CEO and Vice President of Human Resources attend the committee meetings regularly and occasionally our CFO also attends. Management’s role is to contribute input and analysis to the committee’s discussions. After a review with the outside compensation consultant prior to the committee’s meeting, the CEO makes compensation recommendations for the other named officers to the committee. Although our CEO makes recommendations, the final determination for executive compensation rests with this committee. This committee meets in Executive Session in which only committee members and the outside compensation consultant participate. The Executive Sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance achievement and the terms and conditions associated with compensation the CEO earns. The committee chair informs the Board of its decisions generally and meets with the Board in Executive Session periodically to report on the CEO’s compensation and performance.

Corporate Governance Committee

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Scope of Authority. The Corporate Governance Committee assists the Board in fulfilling its responsibility to the Company’s shareholders relating to the selection and nomination of directors, makes recommendations to the Board regarding the selection of the CEO, reviews the nominees for other offices of the Company, coordinates the evaluation of the Board and its committees, develops and recommends to the Board corporate governance guidelines, periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board and the Company, recommends to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings and at other appropriate times, recommends individuals to fill any vacancies created on the Board, makes recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, assesses whether the qualifications and experience of candidates for nomination and renomination to the Board meet the then current needs of the Board, seeks out possible candidates for nomination and considers suggestions by shareholders, Management, employees and others for candidates for nomination and renomination as directors, reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees from time to time as may be appropriate, reviews and advises the Board on such matters as protection against liability and indemnification, and assesses and reports annually to the Board on the performance of the Board itself as a whole. This committee also reviews and approves the director access policy and procedures for shareholders to recommend individuals for consideration to serve on the Board.

•	Charter. The Board has adopted a written charter for the Corporate Governance Committee.

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Members. The Corporate Governance Committee currently consists of Messrs. Cavanagh (chair), Lilley, Magdol, Powell, Sanders and Wetmore and Ms. Teal. All have been members of this committee for at least three years except for Messrs. Lilley and Powell who became members in July 2007 and except Mr. Wetmore who became a member in 2006. Mr. Cavanagh has been the Chair since 2005. Prior to their retirement from the Board, Messrs. Lichtenberger and Schaefer were also members of this Committee in 2007. The Board has determined that all members of the Corporate Governance Committee satisfy applicable New York Stock Exchange standards for independence.

•	Meetings; Executive Sessions. During 2007, three meetings of this committee were held. This committee meets in executive sessions without Management periodically as it determines.

Committee Charters

All Board committee charters are available on the Company’s web site at http://www.archchemicals.com in the Investor Relations section, and a paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

How were Board nominees selected?

The Board itself is responsible, in fact as well as procedurally, for selecting nominees for membership. The Board delegates the screening process to the Corporate Governance Committee with direct input from the CEO. Such committee is responsible for reviewing with the Board the appropriate experience and skills required of new Board members in the context of the current composition of the Board. The Board historically has utilized the services of a search firm to help identify candidates for director who meet the qualifications outlined below.

It is the Board’s desire to select individuals for nomination to the Board who are most highly qualified and who, if elected, will have the time, qualifications and dedication to best serve the interests of the Company and its shareholders, taking into account such person’s skills, expertise, breadth of experience, knowledge about the Company’s businesses and industries, qualities and capabilities, as well as the needs and objectives of the Board and the Company. A person’s sex, race, religion, age, sexual orientation or disability are not criterion for service on the Board. In addition, at least two-thirds of the members of the Board must be independent directors. To be “independent” for this purpose, the director must not have any direct or indirect material relationship with the Company as determined by the directors as provided in the Company’s Principles of Corporate Governance which is available on the Company’s website at www.archchemicals.com in the Investor Relations section.

After a review of identified Board candidates and their background by the Corporate Governance Committee, with the aid of the CEO, the Chair of such committee and the CEO interview potential Board candidates selected by the Corporate Governance Committee. The results of these interviews are reviewed with all directors before such committee recommends a candidate to the Board for approval.

In 2007, the Board conducted a search for two new directors in light of expected director retirements. Mr. Cavanagh, as the Chair of the Corporate Governance Committee, retained an executive search firm, Ridgeway Partners, and this firm prepared a list of potential candidates. This list was reviewed by Mr. Cavanagh and Mr. Campbell, our CEO and Chairman. The search firm and these directors conducted separate interviews with a number of the candidates. The status of the search was periodically reviewed with the Board, who agreed on the skill sets being sought in a new director. Messrs. Lilley and Powell were identified as candidates having the desired skills sets, including CEO and chemicals industry experience. Messrs. Cavanagh and Campbell made a recommendation to the Corporate Governance Committee which reviewed the background of Messrs. Lilley and Powell. After the review, the Corporate Governance Committee recommended Messrs. Lilley and Powell to the full Board as directors and the Board appointed them as directors in July 2007.

The Corporate Governance Committee will consider candidates recommended by shareholders for election as directors at future annual meetings. Recommendations must be in writing and submitted to the Corporate Secretary of the Company by December 1, accompanied by the written consent of the candidate along with the information required for director nominations as set forth in the Company’s Bylaws, including:

•	the name and address of the shareholder who intends to make the nomination and any other person on whose behalf the nomination is being made, and of the person or persons to be nominated;

•	the class and number of shares of the Company that are owned by the shareholder and any other person on whose behalf the nomination is being made;

•

a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•	any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors.

The Corporate Governance Committee did not receive any director nominee recommendations from shareholders during 2007.

Our Bylaws provide procedures and timeframes for shareholders to nominate their own director nominees directly to other shareholders.

Does the Company have a process for interested parties to send communications to the Board?

Yes. Shareholders and interested parties may communicate with the whole Board or any member of the Board by writing to such member c/o Corporate Secretary, Arch Chemicals, Inc., P.O. Box 5204, Norwalk, Connecticut 06856-5204. All such communications are passed on to the addressed Board members except for commercial solicitations.

Does the Company have a policy regarding director attendance at annual meetings of shareholders?

We strongly encourage all Directors to attend the annual meetings of shareholders. All Directors attended the 2007 annual meeting of shareholders except for Mr. Sanders who was unable to attend because of a scheduling conflict with a board of directors’ meeting for another company.

Has the Board of Directors adopted Principles of Corporate Governance?

Yes. The Company’s Principles of Corporate Governance can be found on the Company’s website by going to the following address: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. A paper copy can also be obtained by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654. The definition of director independence can be found in our Principles of Corporate Governance.

What is the categorical independence standard used by the Board to determine whether Board members are independent?

In addition to the independence requirements of the NYSE, the Board has adopted its Principles of Corporate Governance which contain the following definition of independence:

(1)	A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Corporation; (ii) an immediate family member of the Director was employed by the Corporation as an executive officer; (iii) the Director was (but is no longer) a partner in or employed by the Corporation’s external auditor and personally worked on the Company’s audit within that time; (iv) an immediate family member of the Director was (but is no longer) a partner in or employed by the Company’s independent auditor and personally worked on the Company’s audit within that time; (v) an executive officer of the Company was on the board of directors of a company which employed the Company’s Director, or which employed an immediate family member of the Director as an executive officer; or (vi) the Director or an immediate family member of the Director received in any twelve-month period during such three-year period direct compensation from the Company and its consolidated subsidiaries in excess of $100,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).

(2)	A Director will not be independent if: (i) the Director or the immediate family member of the Director is a current partner of the Company’s external auditor firm or internal auditor service provider firm; (ii) the Director is a current employee of either such firm; or (iii) the Director has an immediate family member who is a current employee of either such firm and who participates in either such firm’s audit, assurance or tax compliance (but not tax planning) practice.

(3)	The following commercial or charitable relationships will not be considered to be material relationships that would impair a Director’s independence: (i) if a Director is a current employee of, or has an immediate family member who is a current executive officer of another company that has made payments to, or received payments from the Company, in any of the last three fiscal years that are less than the greater of $1 million or two percent (2%) of the annual revenues of the company he or she is so associated; (ii) if a Director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than two percent (2%) of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a Director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than two percent (2%) of that organization’s total annual charitable receipts (excluding for this purpose any and all of the Company’s automatic matching of employee and Director charitable contributions).

The Board will annually review all commercial and charitable relationships of Directors. Whether Directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the Board.

A Director who was a past director or executive officer of Olin Corporation shall not be disqualified as an independent Director simply because of such past service unless applicable law or regulations require otherwise.

The Board shall have as members such persons that it considers it needs to perform its functions with respect to background, skill sets, diversity and business experience.

During 2007, the Board determined that all members of the Board (other than Mr. Campbell, our CEO) were independent within the meaning of the Principles of Corporate Governance and NYSE rules. Relationships between the Company and these independent directors, if any, fall below the percentage thresholds indicated in the definition of independence outlined above. The Board considered purchases or sales of products or services incurred in the ordinary course of business as follows: with The Conference Board, of which Mr. Cavanagh retired as CEO in 2007; Huntsman Corporation and Ingersoll-Rand Company where Mr. Lichtenberger, who retired as our director in 2007, was a director; with Cytec Industries, Inc. where Mr. Lilley is Chairman, President and Chief Executive Officer; with National Starch and Chemical Company, where Mr. Powell was a Chairman and CEO in 2006; with ICI Plc, where Mr. Powell was an Executive Vice President in 2006; with Milliken & Company, Celanese Corporation and Nalco Holding Company where Mr. Sanders is a director, and Avon Products Inc. where Ms. Teal is an officer.

Does the Board have a lead independent director?

In February 2008, the Board amended its Principles of Corporate Governance to expand the role of the lead independent director and to clearly define the duties of such role. The duties of the lead independent director are now: to serve as principal liaison between the Chairman and the independent directors; to participate in the flow of information to the Board by approving meeting agenda items and meeting schedules to assure that there is sufficient time for discussion of all agenda items; to have the authority to call meetings of the independent directors; if requested by major shareholders, ensure that he or she is available, when appropriate, for consultation and direct communication with such shareholders; and to preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. Our lead independent director is serving for a term of at least one year. The independent directors chose Mr. Cavanagh as lead independent director and the Board elected him to that post to serve until the 2009 Annual Meeting of

Shareholders. We believe the combined position of Chairman and CEO promotes a unified direction and leadership for the Board. It also gives a single, clear focus for the chain of command for our organization, strategy and business plans. We believe having a Chairman who is also the CEO and a separate lead independent director offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO. Previously, we had a lead independent director position which chaired the executive sessions of the Board and rotated among the independent directors after each Board meeting.

Has the Company adopted a Code of Ethics and a policy regarding approval of related party transactions?

The Company has a written code of conduct that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. Our code of conduct embodies ethical principles and is on our website at: http://www.archchemicals.com in the Investor Relations section under Corporate Governance. The Company will post any amendments to the code of conduct, as well as any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on its website. A paper copy of the code can also be obtained for no charge by contacting Investor Relations, Arch Chemicals, Inc., 501 Merritt 7, P.O. Box 5204, Norwalk, Connecticut 06856-5204 or by calling (203) 229-2654.

Our code of conduct requires disclosure of any transaction that involves a conflict of interest with us and our employees and directors. Directors and officers are also surveyed annually regarding “related party” transactions with the Company and its subsidiaries and our accounting records are also reviewed for transactions with companies affiliated with these persons. In addition, in 2007, our Board approved a written policy which requires our Audit Committee to approve transactions in excess of $120,000 in which a related person (namely, a director, executive officer or five percent or more shareholder) has a direct or indirect material interest as defined by SEC rules. Certain transactions are deemed approved by the Audit Committee under this policy. These are transactions involving (i) prior authorization by the Board or a Board committee which has been otherwise authorized to approve the transaction (such as executive compensation which has been approved by the Compensation Committee); (ii) ordinary course of business transactions which do not exceed the greater of $1 million or two percent (2%) of the other party’s consolidated revenues for the prior year; (iii) charitable contributions which do not exceed the lesser of $1 million or two percent (2%) of the charity’s total gross receipts for the prior year; (iv) transactions determined through competitive bidding; (v) transactions where the related person’s interest arises solely as our shareholder and all our shareholders receive the same benefits proportionately (e.g., dividends); (vi) transactions where the services are regulated by public authority (e.g., utilities); (vii) banking services; (viii) investment services provided in connection with our Company-sponsored benefit plans; and (ix) significant shareholders which are generally institutional investors or investment advisors who do not seek to control the Company or which hold shares under a Company-sponsored benefit plan. If advance approval of a related party transaction is not practicable, the Audit Committee may ratify the transaction. If the transaction is not ratified, Management shall make reasonable efforts to terminate the transaction.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is established by the Board of Directors. The Board has adopted a written charter for this committee setting out the functions it is to perform. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Directors who serve on this committee are all “Independent” for purposes of the New York Stock Exchange listing standards. Thus, the Board of Directors has determined that no Audit Committee member has a relationship to the Company that may interfere with our independence from the Company and its Management.

The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2007 and met with both Management and KPMG LLP (“KPMG”), the Company’s independent registered accounting firm, to discuss those financial statements. Management has represented to this committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from and discussed with KPMG the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee also considered the compatibility of non-audit services with such firm’s independence. We also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Douglas J. Wetmore, Chair

Michael O. Magdol

Janice J. Teal

February 21, 2008

DIRECTOR COMPENSATION

Director Compensation Table

(for fiscal year ended December 31, 2007)

Name(a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)(2)	Option Awards ($)(d)(3)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(f)	All Other Compensation ($)(g)(4)	Total ($)(h)
R. E. Cavanagh	$57,500	$205,071	$0	$0	$0	$26,275	$288,846
H. W. Lichtenberger(5)	57,500	205,481	0	0	0	863,735	1,126,716
D. Lilley	20,833	—	0	0	0	221	21,054
M. O. Magdol	50,000	214,104	0	0	0	29,756	293,860
W. H. Powell	20,833	0	0	0	0	0	20,833
D. S. Sanders	57,500	189,858	0	0	0	15,899	263,257
J. P. Schaefer(6)	70,000	219,819	0	0	0	189,120	478,939
J. J. Teal	50,000	185,183	0	0	0	12,176	247,359
D. J. Wetmore	70,000	147,012	0	0	0	5,728	222,740

(1)	Fees earned or paid in cash include the following:

Name	Cash Retainer	Committee Chair Meeting Fee	Fees Earned or Paid in Cash($)
R. E. Cavanagh	$50,000	$7,500	$57,500
H. W. Lichtenberger	50,000	7,500	57,500
D. Lilley	20,833	—	20,833
M. O. Magdol	50,000	—	50,000
W. H. Powell	20,833	—	20,833
D. S. Sanders	50,000	7,500	57,500
J. P. Schaefer	50,000	20,000	70,000
J. J. Teal	50,000	—	50,000
D. J. Wetmore	50,000	20,000	70,000

Messrs. Lilley and Powell’s cash retainer was prorated in 2007 because they joined the Board in July 2007. Messrs. Lilley, Magdol and Sanders elected to defer their 2007 retainers in phantom shares under the Directors Plan described below. These deferrals are included in the figures above.

(2)	The value shown represents the dollar amount recognized for financial reporting purposes in accordance with the fair value provisions of FAS 123R in 2007. It includes the 2007 grant of 4,000 phantom shares to directors and the impact of changes in market price of our common stock for all phantom shares outstanding in 2007 payable in cash. The value excludes the dividends reported in column (g) and the deferrals described in the immediately preceding footnote. The grant date fair value under FAS 123R for the 4,000 share stock grants made in 2007 is $135,000 for each of Messrs. Cavanagh, Lichtenberger, Magdol, Sanders, Schaefer, and Wetmore and Ms. Teal. Under FAS 123R, the market value of our common stock is used in computing the fair value. As of December 31, 2007, the following directors held phantom shares of our common stock in a deferred account under the Directors Plan described below totaling: Mr. Cavanagh, 30,108; Mr. Lichtenberger, 16,656; Mr. Lilley, 557; Mr. Magdol, 34,517; Mr. Powell, 0; Mr. Sanders, 16,968; Mr. Schaefer, 29,692; Ms. Teal, 15,419; and Mr. Wetmore, 4,088. The change in the fair value under FAS 123R of Mr. Lilley’s account was a loss of $600 for 2007.
(3)	As of December 31, 2007, Messrs. Cavanagh, Lichtenberger and Magdol each held the following options which were granted prior to 2007: 3,600 options with a share exercise price of $19.85 per option; 3,600 options with an exercise price of $18.04 per option; 2,000 options with an exercise price of $23.00 per option and 2,000 options with an exercise price of $18.56 per option. As of December 31, 2007, Ms. Teal and Messrs. Lilley, Powell, Sanders, Schaefer and Wetmore held no outstanding options. All options are vested. No amounts are recognized under FAS 123R because all options vested prior to the adoption of FAS 123R.

(4)	All Other Compensation includes the following:

Name	Charitable Contributions(a)	Dividends on Arch Stock(b)	Aggregate Withdrawals or Distributions(c)	Total All Other Compensation
R. E. Cavanagh	$2,500	$23,775	$0	$26,275
H. W. Lichtenberger	0	19,693	844,042	863,735
D. Lilley	0	221	0	221
M. O. Magdol	2,500	27,256	0	29,756
W. H. Powell	0	0	0	0
D. S. Sanders	2,500	13,399	0	15,899
J. P. Schaefer	2,500	26,485	160,135	189,120
J. J. Teal	0	12,176	0	12,176
D. J. Wetmore	2,500	3,228	0	5,728

(a)	Represents our charitable match for 2007 under the Arch charitable giving described below as of March 1, 2008. As of that date, in total, for 2007 we matched $12,500 of the charitable contributions made by directors. Directors have until March 31, 2008 to submit matching forms for 2007 contributions.
(b)	This figure represents the amount of dividends paid on all deferred Arch phantom shares under the Directors Plan described below.
(c)	These amounts represent aggregate installment payments paid in 2007 to Messrs. Schaefer and Lichtenberger from their deferred compensation accounts in the Directors Plan following their retirement. The accounts reflect director’s compensation earned as a director in prior years but deferred until retirement.
(5)	Mr. Lichtenberger retired from the Board in July 2007.
(6)	Mr. Schaefer retired from the Board in April 2007.

Director Fees and Policies

For 2007, each non-employee director was entitled to receive $50,000 in cash as a retainer, except for Messrs. Lilley and Powell, who became directors in July 2007 and who were entitled to a prorated cash retainer in the amount of $20,833 each. If Board meetings exceeded eight meetings in a calendar year, each nonemployee director would be entitled to receive a $1,500 meeting fee for each Board meeting attended in excess of eight meetings. In 2007, there were less than nine Board meetings. In 2007, each Board committee chair received a $7,500 annual committee chair meeting fee in cash, except the Audit Committee chair received a fee of $20,000.

All directors participate in the Arch charitable giving program on the same basis as Company employees with a 100% match for gifts up to $2,500 annually to eligible charities. Directors who are not officers or employees of the Company or one of its subsidiaries are covered while on Company business under the Company’s business travel accident insurance policy which covers employees of the Company generally. Directors also are reimbursed during the year for expenses incurred in the performance of their duties as directors, such as travel expenses. As part of the director compensation package, we offered for the period from January through April 26, 2007, as perquisites to all directors the use of office space at the Company’s Norwalk headquarters, Company car service for personal use and reimbursement for income tax preparation costs. No non-employee director has taken advantage of these perquisites in 2007, and the Board voted to eliminate these perquisites in April 2007.

Directors Plan

The Stock Plan for Nonemployee Directors (the “Directors Plan”) provides the Board with the opportunity to pay non-employee director compensation in the form of shares of Common Stock (including phantom shares), stock options to purchase shares of the Company’s Common Stock, performance shares or a combination thereof.

The Directors Plan includes the following provisions:

(i)	Provides for the granting annually, at the election of the Board, of a number of shares of Common Stock, options to purchase shares of Common Stock, performance shares or a combination of the foregoing (as determined by the Board) to each non-employee director and, in the case of a grant of shares of Common Stock, the deferral of the payment of these shares until after the director ceases to be a member of the Board;

(ii)	Permits the Board to determine and approve if all or part of the annual retainer and meeting fees shall be paid in shares of Common Stock; and

(iii)	Permits directors to elect to defer any meeting fees and excess retainer paid in cash and any shares to be delivered under the Directors Plan.

Under the Directors Plan, dividends on deferred shares are paid to the non-employee director unless the director elects to defer such amounts in which case dividend equivalents are reinvested in phantom shares of Common Stock on the dividend payment date. Deferred shares are paid out in shares of Common Stock unless the Board decides otherwise. Performance shares vest and are paid out, unless deferred by the director, upon the satisfaction of performance goals established by the Compensation Committee. Deferred accounts under the Directors Plan are paid out if there is a “Change in Control” as defined in the plan. The Board sets director compensation for a calendar year in the prior calendar year.

In 2007, each non-employee director’s deferred stock account under the Directors Plan was credited with 4,000 phantom shares of Common Stock except for Messrs. Lilley and Powell who joined the Board in July 2007 and were not eligible for this grant. These shares will be paid out to a director in cash when he or she ceases to be a director. The shares, cash retainer and any fees may be deferred by the director as provided in the Directors Plan into Arch phantom stock accounts and a variety of other phantom investment vehicles. Dividend equivalents are credited to the Arch phantom stock accounts on the same basis as dividends paid to our shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by directors and the individuals named in the Summary Compensation Table?

The following table sets forth the number of shares of Company Common Stock beneficially owned by each director and nominee for director, by the individuals named in the Summary Compensation Table, and by all directors and current executive officers of the Company as a group, as reported to the Company by such persons as of January 15, 2008. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also included in the table are shares of Common Stock which may be acquired within 60 days.

Name of Beneficial Owner	No. of Common Shares Beneficially Owned(1)(2)	Percent of Class of Common Stock(3)
Michael E. Campbell	317,150	1.3
Hayes Anderson	32,849
Richard E. Cavanagh	20,108
Paul J. Craney	37,127
Steven C. Giuliano	7,548
David Lilley	0
Michael O. Magdol	21,551
Louis S. Massimo	18,462
Sarah A. O’Connor	19,988
William H. Powell	0
Daniel S. Sanders	7,000
Janice J. Teal	5,000
Douglas J. Wetmore	0
Directors and executive officers as a group, including those named above (15 persons)	497,490	2.0

(1)	Included in this table with respect to officers are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Mr. Campbell) are certain shares of Common Stock credited to a deferred account for such directors pursuant to the arrangements described above under “Director Compensation” in the amounts of 8,785 for Mr. Cavanagh; none for Mr. Lilley; 10,351 for Mr. Magdol; none for Mr. Powell; none for Mr. Sanders; none for Ms. Teal and none for Mr. Wetmore. Such shares so credited to these directors have no voting power and are paid out in shares of Common Stock at the end of the deferral period.
(2)	The amounts shown include shares that may be acquired within 60 days following January 15, 2008 through the exercise of stock options as follows: Mr. Campbell, 276,720; Mr. Anderson, 17,149; Mr. Cavanagh, 11,200; Mr. Craney, 21,454; Mr. Giuliano, 4,500; Mr. Lilley, 0; Mr. Magdol, 11,200; Mr. Massimo, 7,050; Ms. O’Connor, 13,500; Mr. Powell, 0; Mr. Sanders, 0; Ms. Teal, 0; Mr. Wetmore, 0; and all directors and executive officers as a group, including the named individuals, 367,773.
(3)	Unless otherwise indicated, beneficial ownership of any named individual does not exceed one percent of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of a registered class of Arch’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period January 1, 2007 to December 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to provide a rational, consistent and easy-to-understand reward system. Pay for performance is the central tenet in the Company’s executive compensation philosophy. The objectives of our executive compensation program include:

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Reward for Shareholder Value Creation. The overarching objective of our compensation opportunity and, in particular, the incentive arrangements, is to drive executive actions and behaviors that improve profitability and maximize the overall economic value realized by our shareholders. As a result, we currently measure and reward executive performance based on achievement of strategic financial measures, namely, cash flow, earnings per share (“EPS”) and return on equity (“ROE”), as these are widely accepted measures of a company’s success.

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Promote an Unambiguous Performance Focus. All financial performance goals are based on specific objective criteria, which have been approved in advance by our Compensation Committee. The goals are precisely articulated and communicated to our named officers to clearly outline the Compensation Committee’s expectations of their performance.

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Emphasize At-Risk Pay. Our named officers’ total targeted compensation opportunity—base salary + annual incentive target compensation + long-term incentive target compensation—emphasizes at-risk incentive pay. Pay is considered “at risk” if its payment is contingent upon achieving financial results or personal strategic objectives, or if it is subject to forfeiture and its value is subject to stock price fluctuation. Additionally, long-term incentive opportunities are more heavily weighted in the pay mix than annual incentive opportunities in order to promote a long-term focus for the named officers. For example, the 2007 total targeted compensation mix for Mr. Campbell, our CEO, consisted of base salary (28% of the total), annual incentive opportunity (24% of the total) and long-term incentive opportunity (48% of the total). Based on this mix, 72% of his total targeted compensation was at risk. Of this 72% at risk, more than half was tied solely to achieving specific financial targets. The 2007 pay mix of our other named officers outlined below illustrates this emphasis on at-risk pay:

	Compensation Mix
Name	Base Salary	Annual Incentive Opportunity	Long-Term Incentive Opportunity
Hayes Anderson	44%	26%	30%
Paul J. Craney	39%	27%	34%
Steven C. Giuliano	48%	33%	19%
Louis S. Massimo	37%	31%	32%
Sarah A. O’Connor	45%	26%	29%

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Provide Internally Equitable and Externally Competitive Rewards. We believe that the determination of equitable and competitive compensation should balance the external and internal value for the job role. Thus, while the pay opportunity provided to our named officers is determined in part based on the Compensation Committee’s review of competitive market data, the Compensation Committee also may consider a job’s potentially unique role at our company and its impact on our sustainable financial success. The Compensation Committee looks at internal pay positioning as it relates to the compensation level of the CEO and the other named officers. This approach allows us to attract and retain the premier level of talent we need in a very competitive job market.

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Unite the Company’s Management as a Team. The key financial measures in our incentive arrangements are common to all participants. In this way, we create a shared, singleness of focus that unites our executive team.

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Continual Review and Improvement of Compensation Program. With the assistance of an outside compensation consultant retained by the Committee, the entire compensation package and program, including objectives, plan structure, award design, and payout measures, is subject to continual review and evaluation to ensure its competitiveness, appropriateness, effectiveness and continual improvement. This review includes all aspects of the compensation of the named officers, including benefits available to other employees generally.

Key Analytical Tools Used in the Compensation Decision-Making Process

In addition to these guiding principles mentioned above, in 2007 the Compensation Committee utilizes competitiveness and best practices as the key analytical tools for compensation decision making.

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Competitive Standard. The Compensation Committee’s primary competitive standard was to target total compensation to the median of a group of 16 specialty chemical companies that were similar to us in terms of size, scope of operations, and operating performance. For a listing of these companies, see “Elements of Compensation – Base Salary” below. The Compensation Committee also reviewed relevant compensation information from the national database of public companies maintained by the outside compensation consultant, Hay Group, which includes data from hundreds of major companies. The Compensation Committee did not consider the underlying companies which provided the data for this survey information, but instead reviewed only the compensation information within the database. This information served to validate and calibrate the data from the peer companies.

In making named officer compensation determinations, the Compensation Committee also reviews the experience level and past performance of the named officers. Additionally, the outside compensation consultant annually provides advice with respect to comparable pay positioning, competitive data interpretation and the reasonableness of appropriate pay mix and pay delivery vehicles.

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Internal Equity. At our inception as a public company in 1999, we adopted the Hay Guidechart Profile for job evaluation for all salaried U.S. employees. This profile assigns each job position a fixed number of “Hay” points based on the position’s duties and responsibilities. This profile allows us to create an internal positioning of our employee positions based on their responsibilities and its impact on the organization. Since the Hay Guidechart Profile is a commonly preferred structure in our industry, this information provides us base pay, annual incentive and long-term incentive plan compensation comparisons with jobs of similar Hay Points at comparable organizations.

An additional internal pay positioning and an external competitive review were conducted in mid-year 2007 in response to promotions of Messrs. Massimo and Giuliano. These increased responsibilities led to an adjustment to their Hay Points which indicated new internal positioning and a competitive review indicated a compensation adjustment was appropriate.

Based on the compensation reviews for 2007, the named officers total compensation opportunity ranges from the 30th to 60th percentile of the peer group.

Elements of Named Officer Compensation

The total compensation opportunity of each of our named officers is comprised of the following compensation elements:

Base Salary

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Purpose, Plan Structure and Plan Fit with Other Elements of our Compensation Program. Base salary is one of the three elements of our total targeted compensation opportunity (base salary + annual incentive + long-term incentive). It is the only element that is not “at risk”—that is, its payment does not vary with achieving any quantitative or qualitative measures over the fiscal year or with the common stock price.

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Determination Process; Factors Considered. At the request of the Compensation Committee, the outside compensation consultant annually determines a competitive range for base salary increases for our named officers. The consultant reviews the Hay Point comparisons discussed above, data gathered from the proxy statements of our peer group (described below), salary increase trends for executive base pay and other information provided in published surveys. The market data indicated that the median compensation in the peer group had increased. For fiscal 2007, our peer group for this purpose consisted of the following companies:

• A. Schulman, Inc.	• International Flavors & Fragrances Inc.

• Albemarle Corporation	• MEMC Electronic Materials, Inc.

• Cabot Corporation	• Olin Corporation

• Chemtura Corporation	• Sigma-Aldrich Corporation

• Cytec Industries Inc.	• The Lubrizol Corporation

• Ferro Corporation	• Valhi, Inc.

• FMC Corporation	• W. R. Grace & Co.

• Hercules Incorporated	• Wellman, Inc.

This peer group, which was initially determined in 1999, is currently under review for the 2009 compensation program. In 2008, the Committee adopted a policy to review the peer group every three years or sooner if an earlier review is warranted.

The CEO also reviews this competitive market information and, based on this review, makes recommendations to the Compensation Committee for each named officer’s 2007 base salary, other than himself.

With respect to the CEO’s base salary increase for fiscal 2007, the outside compensation consultant meets alone in Executive Session with the Compensation Committee to discuss appropriate salary based on his review of the data sources mentioned above. He then makes a recommendation to the Compensation Committee.

The Compensation Committee makes final determination for all base salary increases for the named officers. The Compensation Committee’s final approval of each named officer’s base salary takes into consideration the Compensation Committee’s subjective review of each of the named officer’s individual performance during the year and in this respect also emphasizes “pay for performance.” Based on this review conducted in December 2006, Mr. Campbell received a 3.2% increase in his base salary for 2007 while the other named officers received base salary increases that ranged from 2.4% to 8.0%. The 8% base salary increase for Mr. Massimo in January 2007 specifically took into account Mr. Massimo’s performance during fiscal 2006 as it related to the improved financial performance of the Water Treatment Business.

In 2007, the Compensation Committee also approved increases in base salary effective June 1, 2007 for Mr. Massimo due to his promotion to Chief Operating Officer (5.3% increase) and to Mr. Giuliano’s due to his promotion to Chief Financial Officer (27.9% increase). The increases were granted to reflect the additional responsibilities and expanded roles assumed by Mr. Massimo and Mr. Giuliano and incorporated guidance and information received from the outside consultant regarding the competitive positioning of these jobs.

Annual Incentive

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Purpose and Plan Fit with Other Elements of our Compensation Program. The annual incentive award is the second of the three elements of our total targeted compensation opportunity. Payouts from this plan are “at risk” because they are based on achieving financial results or personal strategic objectives. This structure contributes to our desired target pay opportunity which places more weight on “at risk” pay and also with its fixed financial targets stresses “pay for performance.” During fiscal 2007, our CEO participated in the Senior Management Incentive Compensation Plan, a plan designed to provide for full tax-deductibility for annual incentive awards under U.S. Tax Code Section 162(m), while the other named officers participated in the Arch Annual Incentive Plan because it was not expected that their compensation would exceed $1 million.

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Plan Structure. Annual incentive awards are determined for the named officers based on the formula set forth in the applicable plan. As described in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below, the Compensation Committee approves a target value for the annual incentive award for each named officer.

In recent annual performance cycles, including for 2007, 70% of the named officer’s target award is dependent on the achievement of two financial performance factors being met while 30% of the award is earned based on achievement of the individual’s personal strategic objectives. The Compensation Committee approved the 70%/30% split for the named officers to reflect the significant impact that the named officers can have on Arch’s overall financial performance. For example, other participants in the Arch Annual Incentive Plan have a split of 60% financial objectives and 40% personal strategic objectives. Consistent with prior years, these financial measures were EPS and cash flow (as defined below) for 2007.

•	Determination Process; Factors Considered.

•	Individual Target Award Level Determination.

As part of the process described above under Competitive Standard, the outside compensation consultant determines competitive ranges for each named officer’s annual incentive target award opportunity and in 2006 recommended an increase in 2007 compensation. The Compensation Committee considered this information as well as the resultant competitive positioning of the total compensation opportunity for the individual and the outside compensation consultant’s recommendation. The Compensation Committee also considers other factors such as the internal value of the job to us, the named officer’s expected impact on the year’s achievement of its financial and strategic goals and our CEO’s recommendation for the other named officers. Upon reviewing this information, the Compensation Committee established each named officer’s target bonus opportunity for fiscal 2007 as set forth in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below.

•	Performance Metrics Determination.

(a) In 2001, the outside compensation consultant analyzed the proxy statements of the Company’s peer group and management solicited feedback from key shareholders and our investment bankers regarding their most important financial measures when reviewing the Company. Based on this input, the Compensation Committee determined that EPS and cash flow (as defined below) were widely accepted measures of a corporation’s success and thus selected these two measures as the basis for determining the portion of the annual bonus that is based on our annual financial performance.

(b) In selecting the weight and in establishing the payout curves for Company financial performance metrics, the Compensation Committee considers the analysis and recommendations of Hay Group, the CEO and CFO, as well as the fiscal year’s approved annual budget and year-over-year improvement goals and the level of performance that will be required to achieve or exceed the plan.

For 2007, the EPS target, which was weighted at 40% of the total annual bonus opportunity for our named officers, was $1.95 and the cash flow target, which was weighted at 30% of the total annual bonus opportunity for the named officers, was $80.6 million. The split between EPS and cash flow reflects the Compensation Committee’s weighting of the relative importance of these two factors. For 2007, the selected targets for EPS and cash flow were the same as the 2007 budget. The specific target for 2007 required us to achieve over a 21% improvement in EPS and a 6.5% improvement in cash flow over the prior fiscal year. The cash flow target included higher capital expenditures in 2007 versus 2006 to support various growth initiatives.

Under the bonus plans, EPS means the actual diluted earnings per share at the end of such fiscal year calculated as the net income available to common shareholders excluding the impact of extraordinary expenses or losses, losses on sale of businesses, impairment charges and any special charges minus any extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business divided by the weighted average number of common stock plus any potential dilutive common stock (such as stock options) outstanding at the end of the year. In accordance with the annual incentive plans and as approved by the Compensation Committee, the actual 2007 EPS was adjusted for special items of $0.30 (as set forth in the Company’s Form 8-K filed on February 7, 2008). Cash flow means EBITDA less capital spending and plus or minus changes in working capital (excluding the effect of any reclassifications to/from long-term assets and liabilities, current or deferred taxes) at the end of such fiscal year and EBITDA means consolidated net income (loss) plus income tax expense, interest expense (including costs incurred on accounts receivable securitization program if not included in interest expense), depreciation, amortization, extraordinary expenses or losses, losses on sale of businesses, impairment charges and any special charges minus interest income and any extraordinary gains, gains on sale of businesses or sales not in the ordinary course of business at the end of such fiscal year.

(c) At the same time the financial targets for bonuses are set, the Compensation Committee also establishes the personal strategic objectives for Mr. Campbell in consultation with him and Mr. Campbell determines personal strategic objectives for the other named officers in consultation with them. The Compensation Committee discusses these personal strategic objectives for Mr. Campbell with him. Ultimately, the Compensation Committee’s decision in selecting these goals is based on the Committee’s review of the strategic impact of the personal strategic objectives in the achievement of the approved annual budget, the measurability of the goal’s achievement and the impact of the goals on Arch’s long term success.

The Compensation Committee selected the following personal strategic objectives for Mr. Campbell in 2007:

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Demonstrate improved performance in our metrics for our Responsible Care program, which is the chemical industry’s program for improving safety, the environment, security, energy conservation and product stewardship. Targeted initiatives include:

•	Introducing specific Responsible Care criteria into the annual incentive plan for all Responsible Care leaders on a global basis.

•	Implementing a Responsible Care Awareness and Recognition program for all employees.

•	Achieving Responsible Care Management Systems (RCMS) certification for Brandenburg, Kentucky; Lake Charles, Louisiana; and Kempton Park, South Africa facilities.

•	Achieving RCMS re-certification for corporate headquarters.

•	Implement strategic initiatives for the key growth businesses with:

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Specific quantifiable milestones related to sales growth improvement, margin improvement, and completion of certain strategic projects which would result in cost savings for the Industrial Biocides business.

•	Specific quantifiable milestones for U.S. freight cost reduction, sales growth improvement, key customer satisfaction ratings, global growth rates, and margin improvement for the Water business.

•	Continue with the successful restructuring of the portfolio.

•	Pursue Treatment business acquisitions.

•	Turn around and reinvigorate the Coatings business.

The other named officers who served as such at the time had similar personal strategic objectives to the extent their responsibilities include these areas, including for most of the other named officers improved Responsible Care metrics.

•	Earned Award Determination.

(a) For the 2007 bonus, our much improved 2007 financial performance resulted in a 144% total payout of the portion of the bonus based on the financial metrics for our named officers, with actual 2007 EPS resulting in a 176% payout of that portion of the bonus based on EPS and actual 2007 cash flow resulting in a 100% payout of that portion of the bonus based on cash flow.

(b) Following the end of the fiscal year, our CEO presented his recommendations to the Compensation Committee and the outside compensation consultant on the portion of the annual bonus based on the personal strategic objectives for each of our other named officers. He discussed with the Compensation Committee the achievement of each such named officer with respect to his or her agreed upon personal strategic objectives as well as other contributions and his views of their job performance. He also presents a detailed description of the achievement of his own personal, strategic goals.

(c) After discussing the matter in Executive Session without the CEO present and with the outside compensation consultant, the Compensation Committee, after considering Mr. Campbell’s recommendations then exercised its judgment and discretion in determining the level of qualitative goal achievement for our CEO and our other named officers. A decision was based on an overall evaluation of the information reviewed with no one particular personal strategic objective being material to or solely determinative of the final decision.

For Mr. Campbell, the Compensation Committee took into consideration the following accomplishments against his personal strategic 2007 objectives:

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Modified annual incentive plans for our global Responsible Care leaders to include specific Responsible Care criteria. This program emphasized the shared accountability and responsibility for all of our Responsible Care leaders to meet or exceed our company-wide 2007 Responsible Care goals and objectives. Program participants were kept informed of company-wide performance, as well as specific improvement initiatives, via monthly e-mail updates and periodic conference calls.

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Implemented a Responsible Care awareness and recognition program through introduction of a Safety Jackpot program. The program design was centered on leading key performance indicators and provided incentives to employees for improving their individual focus on safety.

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Achieved RCMS certification at our plant facilities in Brandenburg, Kentucky and Lake Charles, Louisiana, in July 2007. Our facility in Kempton Park, South Africa met the requirement of undergoing a RCMS Compliance Audit conducted by our personnel in September 2007. Our international sites are not required by our own internal requirements or the American Chemistry Council to achieve external RCMS certification.

•	External RCMS re-certification for its headquarters operations was achieved in June 2007.

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Our overall 2007 Responsible Care performance marked our best year ever with a 2007 combined Responsible Care Score of 39 versus our 2006 score of 44. The Responsible Care Score is measured by employee recordables, contractor recordables, distribution incidents per 1,000 shipments, environmental incidents and process safety incidents.

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Significant progress made in Industrial Biocides business sales growth and margin improvement, with all sales growth and margin improvement milestones being reached or exceeded. Cost savings milestones were deferred due to changes in the timing of the related strategic projects.

•	Significant progress made in Water business milestones, with a majority of the milestones being met or exceeded.

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Successfully concluded the acquisition and integration of the remaining share of Koppers Arch Wood Protection joint venture. In addition, various other acquisition targets were investigated during the course of the year.

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Plan put in place to turn around and reinvigorate the Coatings business. This was also evidenced by the Coatings Business achieving 96% of its goal for pretax profit and 112% of its goal for cash flow and a 178% increase in pretax profit and a ten-fold increase in cash flow over 2006.

In addition, the Compensation Committee considered that Mr. Campbell and the other named officers completed several key strategic initiatives including completing a new manufacturing facility in China, the divestiture of the performance urethanes business in Venezuela, the introduction of a cash balance pension plan formula for all U.S. salaried employees hired on or after April 1, 2008. The Committee’s determination of the extent to which each named officer achieved his individual performance objectives was based on the Committee’s own assessment of each named officer’s performance and the Committee’s evaluation of Mr. Campbell’s recommendations. No single individual performance objective was material to the final determination.

As a result of this review and process, the Compensation Committee awarded our CEO a bonus of $975,000, which represents a 130% payout of the portion of his bonus based on his 2007 personal strategic objectives. The Compensation Committee awarded a 2007 bonus to our other named officers ranging from 100% to 135% of the portion of the bonus based on their personal strategic objectives and other contributions. Mr. Craney’s bonus target was prorated 50% to reflect the time he worked in 2007 (January through June 30).

The total annual incentive payout is summarized below:

Name	2007 Incentive Target	EPS Payout	Cash Flow Payout	Percentage of Personal Strategic Objectives Achieved	Personal Strategic Objectives Payout	Total Bonus Payout	Total Payout as Percentage of 2007 Incentive Target
Michael E. Campbell	$700,000	$492,800	$210,000	130%	$272,200	$975,000	139%
Hayes Anderson	190,000	133,760	57,000	125%	71,250	262,010	138%
Paul J. Craney (prorated)	147,500	103,840	44,250	100%	44,250	192,340	130%
Steven C. Giuliano	175,000	123,200	52,500	135%	70,875	246,575	141%
Louis S. Massimo	400,000	281,600	120,000	125%	150,000	551,600	138%
Sarah A. O’Connor	190,000	133,760	57,000	130%	74,100	264,860	139%

Long-Term Incentives

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Purpose and Plan Fit with Other Elements of our Compensation Program. The long-term incentive award is the third element of our total targeted compensation opportunity. Awards from this plan are “at risk” pay which means that payout under this plan is based on achieving financial measures and are subject to forfeiture and stock price fluctuation. Our intent for fiscal 2007 was to have approximately 50% of the total compensation opportunity for Mr. Campbell to be delivered through this plan. We consider this plan as the lynchpin of our compensation opportunity. By linking a large portion of the executive’s compensation opportunity with our financial success, we maintain an appropriate pay for performance alignment with emphasis on long-term shareholder value. Since the award is denominated in phantom shares of our common stock, changes in market value of the stock impact the value of the award to the named officers. Thus, like shareholders, the named officers are rewarded for a rising share value and are negatively impacted if the share value falls.

Our long-term incentives are designed to tie the major part of our key executives’ total targeted compensation opportunity to our financial performance and the long-term enhancement of shareholder value. The plan is also designed to encourage the long-term retention of these executives.

•	Plan Structure and Basis for Determination of Form of Award.

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Award Form. Long-term incentives are delivered through the use of performance share units, which enable the Compensation Committee to recognize and reward “pay for performance.” Grants are made to the named officers as well as other key employees of the Company.

•	Plan Operation.

(a) Each year named officers are granted annual performance share units. Each unit is the equivalent of one phantom share of the Company’s common stock and the unit’s value fluctuates with the common stock price. Each named officer’s ability to earn the performance share units is based on achieving the ROE target at the end of a three-year period following the date of grant. If at the end of the second or third year, the financial performance target is met or exceeded, the value of these performance share units is paid out in cash. To achieve payouts at the end of the second fiscal year, ROE must be equal to or greater than the ROE target for the third fiscal year. If no payout is earned at the end of the second fiscal year, the actual ROE for the third fiscal year is compared to the ROE target for such year to determine if the long-term incentive award will pay out. The Compensation Committee included the provision for the potential two-year payout to recognize and reward management for the outstanding effort if the target is met earlier.

(b) Consistent with “pay for performance,” if the financial performance target is not met by the end of the third fiscal year, one-half of the performance share units are forfeited while the other half pays out at the end of an additional three-year vesting period if the named officer continues as our employee for those additional three years. This retention feature allows us to retain key talent in a very competitive market.

•	Determination Process; Factors Considered.

•	Individual Target Award Level Determination.

(a) As discussed above, the outside compensation consultant determines a competitive range for each of our named officers using the Company’s peer group and provides input to the Compensation Committee, and in the case of our other named officers, to Mr. Campbell, for target award determination. The range is expressed in dollars rather than percentage of pay.

(b) Similar to the process used with the base pay and annual incentive target award level determination, the Compensation Committee considers the competitive data and the resultant competitive positioning of the targeted long term incentive plan compensation opportunity for the individual. The Compensation Committee also considers previous grants as well as other factors such as the internal pay positioning of the job to the Company, the named officer’s expected impact on our long-term success and, in the case of our other named officers, Mr. Campbell’s recommendation.

In this calculation, the Compensation Committee sets the value of each unit for purposes of determining the number of units to be received in the upcoming grant. In October 2006, this value was set as recommended by the outside compensation consultant using the market value of our common stock adjusted by a risk factor. The risk factor is determined by the outside compensation consultant based on the degree of difficulty in achieving the performance metrics, the risk of forfeiture, the market price volatility of our common stock and the impact of the award’s dividend equivalent payments.

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Current Measure. For the awards granted annually since 2003, the financial performance goal for the units was a targeted ROE. Consistent with the advice from the outside compensation consultant, the Compensation Committee had selected ROE because it is a widely used financial measure for long term incentive plans and use of this metric demonstrates shareholder alignment and value creation. Each year at the time of grant, the Compensation Committee selects a specific ROE target for that year’s grant. The selection of a specific ROE target is based on a significant—yet achievable but not assured—improvement over the previous year’s actual ROE, and is supported by our most recent strategic plan financials reviewed with our Board.

The following chart shows the ROE targets selected for the 2005 and 2006 performance share unit awards paid out for 2007 ROE performance and for the performance share unit grants made in 2007:

Plan Year/ Year of Grant	Actual ROE at End of Year Prior to Grant	ROE Target for Grant	% ROE Improvement Required for Payout of Grant
2005	8.5%	12.0%	41%
2006	9.0%	13.0%	44%
2007	10.1%	13.5%	34%

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Earned Award Determination. 2007 ROE was 13.6%, which exceeded the 12% target for the 2005 grant and the 13% target for the 2006 grant. This achievement resulted in the cash payout of the 2005 and 2006 grants to the named officers as follows:

Name	2005 Award Payout with ROE Achieved In Third Year	2006 Award Payout with ROE Achieved In Second Year	Total
Michael E. Campbell	$2,397,930	$2,755,830	$5,153,760
Hayes Anderson	393,690	465,270	858,960
Paul J. Craney	596,512	447,375	1,043,887
Steven C. Giuliano	168,213	200,424	368,637
Louis M. Massimo	715,800	858,960	1,574,760
Sarah A. O’Connor	393,690	465,270	858,960

Mr. Craney’s performance share units that were outstanding on his last day of employment were prorated to reflect the time he worked during the performance period with respect to the particular grant.

Performance share units were first awarded in 1999 and then in each year since 2002. The 1999 grant was a mega grant which was designed to cover the years 1999 through 2002 and used compound EPS growth as the performance target over a three-year period ending in 2001.

The following is a financial target history of performance share unit awards that have matured to date:

Year Granted	Grant was for the Following Year(s)	Financial Target for Grant Achieved?
1999	1999-2001	No
2000	No Grant. See 1999.
2001	No Grant. See 1999.
2002	2002	Yes in Year 3
2003	2003	Yes in Year 3
2004	2004	No
2005	2005	Yes in Year 3
2006	2006	Yes in Year 2

Equity Ownership Guidelines

We do not have formal equity ownership requirements for our named officers. The Compensation Committee believes that the requirements needed to sharpen the focus of our named officers on shareholder interests are already in place. They already are “owners.” Our long-term incentive plan (representing 19% to 48% of the total target pay opportunity) is denominated in performance share units which can only pay out in future years. This plan’s overlapping long term grants makes our executives perpetual “owners” with significant compensation opportunity at risk. Finally, through our 401(k) plan and supplemental 401(k) plan, our named officers hold additional real and phantom shares of our common stock, including company matching shares.

Severance and Change in Control Agreements

Each of the current named officers has an Executive Agreement that provides certain payments and continued benefits in the event of involuntary or constructive termination of employment, including a termination following a change in control of the Company (also known as a “double trigger”). The Compensation Committee periodically reviews these agreements, with the last such review occurring in December 2007. As part of its review, the Compensation Committee evaluated the provisions of the severance and change in control arrangements as they related to general industry practice and our peer group. Based on this review, the agreement was changed by the Compensation Committee to reduce the severance payable at termination following a change in control from three times the sum of annual base salary, annual bonus and annual long-term incentive value to three times the sum of annual base salary and annual bonus. The reduced severance provision is competitive when reviewed in context of the agreements in place within our peer group. Our review of the peer companies indicated that 67% of these companies provide for three times base salary and bonus under their change in control agreements. The intent of the severance and change in control agreements is to offer a severance arrangement competitive with our peer group and to retain these employees in the event of a potential change in control. For more information about these agreements, please see “Termination and Change in Control Payments” below.

Retirement Income Benefits

The purpose of our retirement income plans is to provide a stable source of post-retirement income for our executives and employees generally. The plans are designed to encourage long-term retention as evidenced by the length of service of our named officers. For a description of these plans, please see the Pension Benefits table and accompanying text. We offer both a qualified and the Senior Executive Pension Plan to the named officers to insure that we continue to provide a competitive and comprehensive retirement program. As part of its continual process to review compensation, the Compensation Committee reviewed the qualified and non-qualified pension plan structure in 2007. As a result of that review, the Compensation Committee approved the replacement of the current defined benefit provision within the pension plan with a cash balance provision for employees hired on or after April 1, 2008. The Compensation Committee did not make changes to the Senior Executive Pension Plan at that time.

Perquisites

We provide the following perquisites:

1.	Mr. Campbell receives annually a cash payment as an auto allowance for the purchase or lease of an automobile.

2.	Mr. Campbell may elect to have a home security system installed in his home at the Company’s expense and is reimbursed for any security system monitoring charges.

3.	All named officers are entitled to financial counseling and estate planning assistance annually provided by a third party at our expense.

4.	The named officers may use the Company’s driver or an outside limousine service for personal use at our expense.

5.	All named officers are permitted to use our golf club membership provided they reimburse us for any out-of-pocket expenses incurred in such use (e.g. meals, greens fees, etc.)

In addition, Mr. Campbell received reimbursement for costs incurred with a third party for personal income tax preparation. The Compensation Committee reviewed these perquisites in 2007 and determined that the perquisites were in line with our peer companies and that these perquisites should be offered to insure that we provide competitive compensation arrangements.

Summary Compensation Table

(for fiscal year ended December 31, 2007)

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)(1)	Stock Awards ($)(2)(e)	Option Awards ($)(3)(f)	Non-Equity Incentive Plan Compensation ($)(4)(g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(5)(h)	All Other Compensation ($)(6)(i)	Total ($)(j)
Michael E. Campbell Chairman, President & Chief Executive Officer	2007 2006	$800,000 775,000	$272,200 223,325	$4,044,722 1,747,904	$0 0	$702,800 486,675	$654,607 472,535	$307,487 287,654	$6,781,816 3,993,093

Hayes Anderson Vice President, Human Resources	2007 2006	315,000 300,000	71,250 54,000	659,166 293,308	0 0	190,760 129,780	82,486 93,815	67,209 57,846	1,385,871 928,749

Paul J. Craney(7) Executive Vice President	2007 2006	212,500 415,000	44,250 85,500	215,561 535,212	0 0	148,090 205,485	1,703,190 305,237	893,937 80,589	3,217,528 1,627,023

Steven C. Giuliano Vice President & Chief Financial Officer	2007	250,000	70,875	290,162	0	175,700	15,759	28,066	830,562

Louis S. Massimo Executive Vice President & Chief Operating Officer	2007 2006	489,589 440,000	150,000 119,700	1,244,561 535,212	0 0	401,600 205,485	281,891 190,785	93,338 75,357	2,660,979 1,566,539

Sarah A. O’Connor Vice President, General Counsel & Secretary	2007 2006	330,000 315,000	74,100 54,000	659,166 292,312	0 0	190,760 129,780	85,016 108,737	75,357 45,306	1,414,399 945,135

(1)	Amounts shown reflect that portion of the annual bonus which resulted from the achievement of personal strategic goals for the particular year.
(2)	Values shown are the dollar amounts recognized for financial statement purposes in accordance with FAS 123R for all performance share units and restricted stock units during the year. Under FAS 123R, the market value of our common stock is used in computing the fair value. For Mr. Craney, figure is net of forfeitures of 32,500 performance share units and 10,000 restricted stock units resulting from his ceasing to be an employee.
(3)	No amounts are recognized under FAS 123R because all options vested prior to the adoption of FAS 123R.
(4)	Amount reflects that portion of the annual bonus which resulted from the achievement of the targeted ranges for EPS and cash flow for the particular year.
(5)	All amounts shown reflect only the aggregate change in the actuarial present value of the accumulated benefit under our defined benefit pension plans from the end of the prior year to the end of the particular year. There were no above-market or preferential earnings paid on non-qualified deferred compensation. IMPORTANT NOTE: Pursuant to SEC disclosure requirements, pension amounts shown in the Summary Compensation Table and Pension Benefits Table below are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the “Termination and Change in Control Payments” tables below are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible. For Mr. Campbell, who is over age 55, this also results in the situation where the Summary Compensation Table and Pension Benefits Table show an increase in value during 2006 and 2007, where the “Termination and Change in Control Payments” tables would have shown a decrease in value when compared to similar tables at the end of 2005 and 2006.

(6)	No named officer received perquisites in excess of $10,000 in 2007 except for Messrs. Campbell and Anderson and Ms. O’Connor. In 2007, Mr. Anderson and Ms. O’Connor received financial and estate planning counseling and these two officers and Mr. Campbell received limousine service for personal use. These perquisites are also available to the other named officers. The CEO is eligible to receive (i) an auto allowance paid in cash and (ii) home security system installation and monthly monitoring for his residence. In addition, the CEO received reimbursement for costs for preparation of personal income tax filings, which amounted to $10,313 in 2007. Three named officers were also reimbursed for taxes incurred on their financial and estate planning costs and in the case of the CEO, his auto allowance as well. Reimbursement for taxes on perquisites for 2007 were as follows: for Mr. Campbell, $12,404 for the auto allowance; for Mr. Anderson, $4,024 for financial and estate planning advice; for Mr. Craney, $3,223 for financial and estate planning advice; and Ms. O’Connor, $7,876 for financial and estate planning advice. Mr. Craney also received severance pay in the amount of $745,412 and a lump sum payment for unused vacation in the amount of $49,039 in 2007. Under the terms of Mr. Craney’s Executive Agreement, he was eligible to receive outplacement services in 2007. The Compensation Committee provided him with a $25,000 one-time cash payment in lieu of these outplacement services in 2007.

Amounts reported in this column also include the following items:

	CEOP Match(a)	Supplemental CEOP Match(a)(b)	Term Life Insurance(c)	Senior Executive Life Insurance Premiums(d)	Dividends Paid on Outstanding Stock Awards(e)
M. E. Campbell	$9,000	$34,200	$0	$13,255	$201,200
H. Anderson	5,670	11,340	1,587	1,895	32,400
P. J. Craney	5,737	8,386	3,343	11,197	42,600
S. C. Giuliano	12,150	0	852	704	14,360
L. S. Massimo	5,934	20,504	1,779	3,521	61,600
S. A. O’Connor	5,940	11,880	1,156	1,985	32,400

(a)	Includes a basic company match and a performance match which is based on the financial results of the Company. These matches are provided in our tax-qualified 401(k) plan and related supplemental non-qualified 401(k) plan. A performance match is provided if the Company achieves certain EPS targets for the fiscal year. The performance match for 2007 was 40% on the participant’s 2007 contributions per pay period to the plans (up to contributions that do not exceed 6% of base salary per pay period).
(b)	The Supplemental CEOP permits participants in the CEOP to make contributions, and the Company to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations. The 2007 Company matching amounts made were invested in an Arch phantom stock account under this plan.
(c)	Under our key executive insurance program, executives may elect additional life insurance which provides for monthly payments to be made to the spouse and dependent children of deceased participants. Amounts reflect the premiums paid by us.
(d)	The amount of the premium shown represents the full dollar amount of the premium the Company paid in 2007 for the senior executive life insurance plan.
(e)	Amounts shown are cash dividends paid on the outstanding performance units held by the officer in 2007. Dividends are paid at the same rate and at the same time as cash dividends are paid on our common stock.
(7)	Mr. Craney’s employment ended on June 30, 2007.

For a summary of the Executive Agreement between the named officers and us, see the “Termination and Change in Control Payments” section of this Proxy Statement.

Grant of Plan-Based Awards

(for fiscal year ended December 31, 2007)

Name(a)	Grant Date (m/d/y)(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards ($)(4)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Michael E. Campbell	2/8/2007	—	$490,000	$980,000	—	74,000	—	—	—	N/A	$2,501,940
Hayes Anderson	2/8/2007	—	133,000	266,000	—	11,000	—	—	—	N/A	371,910
Paul J. Craney(5)	2/8/2007	—	103,250	206,500	—	20,000	—	—	—	N/A	676,200
Steven C. Giuliano(6)	2/8/2007	—	122,500	245,000	—	5,300	—	—	—	N/A	179,193
Louis S. Massimo(7)	2/8/2007	—	280,000	560,000	—	23,000	—	—	—	N/A	777,630
Sarah A. O’Connor	2/8/2007	—	133,000	266,000	—	11,000	—	—	—	N/A	371,910

(1)	Figures shown represent the portion of the annual bonus that is determined using financial performance measures. The financial performance measures for 2007 were earnings per share (“EPS”) and cash flow. In early 2007, the Compensation Committee set an EPS target of $1.95 per common share and $80.6 million for cash flow (as defined in the plan). Fifty-seven percent of the bonus shown in column (d) was based on achieving the EPS target and the remaining 43% was based on achieving the cash flow target. If the target for a financial measure is achieved, payout will be 100% of the portion of the bonus based on that target. If performance is more or less than target, the bonus paid is adjusted up or down pursuant to a straight sliding scale formula. If EPS is $1.45 or less or cash flow is $62.1 million or less, the portion of the bonus based on that target will not be paid. If EPS is $2.45 or greater and cash flow is $99.1 million or greater, the payout will be 200% of the targeted bonus amount, representing the maximum amount payable. These awards were granted under the Arch Annual Incentive Plan except in the case of Mr. Campbell, the award was granted under the Senior Management Incentive Compensation Plan.
(2)	The total 2007 compensation opportunity for each executive is divided among these components as follows: Mr. Campbell, 28% base salary, 24% annual bonus target, 48% long term incentive plan target; Mr. Anderson, 44% base salary, 26% annual bonus target, 30% long term incentive plan target; Mr. Craney (prior to cessation of employment), 39% base salary, 27% annual bonus target, 34% long term incentive plan target; Mr. Giuliano (after promotion), 48% base salary, 33% annual bonus target, 19% long term incentive plan target; Mr. Massimo (after promotion), 37% base salary, 31% annual bonus target, 32% long term incentive plan target; and Ms. O’Connor, 45% base salary, 26% annual bonus target, 29% long term incentive plan target. See the Compensation Discussion and Analysis section of this Proxy Statement for more details.
(3)	In February 2007, the Compensation Committee granted performance units to the named officers under our Long Term Incentive Plan. Each unit is denominated in one phantom share of our common stock and, if earned, is paid out in cash. Value of the units fluctuate with the price of the Company’s common stock and dividend equivalents are paid currently on these units at a non-preferential rate. The Compensation Committee selected ROE as the financial measure for the units granted in 2007 and set a target for of 13.5% for 2009 ROE. If ROE is equal to or greater than the 2009 target at the end of 2008 or 2009, all the units shown will be paid out in the following year. The cash value of the units will be determined by the common stock price near the payout date. If the ROE target is not met by 2009, half performance units shown will expire without any payment to the officer and the other half will be paid out in cash in 2013 at the then fair market value if the officer remains employed by us through the end of 2012. Awards vest and accelerate in the event of a “Change in Control.” As a result of the cessation of his employment in 2007, Mr. Craney’s target was prorated to 3,333 units which had a grant date fair value of $112,689.
(4)	Value shown is the grant date fair value of the equity incentive plan awards shown computed in accordance with FAS 123R.
(5)	The figures shown represent the prorated annual bonus target for Mr. Craney as approved by the Compensation Committee as a result of the cessation of his employment in 2007. As of January 1, 2007, for Mr. Craney, column (d) of the Estimated Future Payout Under Non-Equity Incentive Plan Awards was $206,500 and column (e) was $413,000.
(6)	The figures shown represent the annual bonus target for Mr. Giuliano as approved by the Compensation Committee effective June 1, 2007 in connection with his promotion to CFO. As of January 1, 2007 (before Mr. Giuliano’s promotion), column (d) of the Estimated Future Payout Under Non-Equity Incentive Plan Awards target was $51,000 and column (e) was $102,000.
(7)	The figures shown represent the annual bonus target for Mr. Massimo as approved by the Compensation Committee effective June 1, 2007 in connection with his promotion from CFO to Chief Operating Officer. As of January 1, 2007 (before Mr. Massimo’s promotion), column (d) of Estimated Future Payout Under Non-Equity Incentive Plan Awards was $210,000 and column (e) was $420,000.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (m/d/y) (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(j)
Michael E. Campbell	25,000	0	—	$31.92	1/28/2008	33,500	$1,231,125	74,000	$2,719,500
	173,720	0	—	19.41	2/8/2009
	35,000	0	—	20.85	1/23/2012
	43,000	0	—	18.52	1/29/2013
Hayes Anderson	500	0	—	31.92	1/28/2008	5,500	202,125	11,000	404,250
	2,849	0	—	19.41	2/8/2009
	4,000	0	—	22.72	2/8/2009
	5,000	0	—	20.85	1/23/2012
	4,800	0	—	18.52	1/29/2013
Paul J. Craney	12,649	0	—	19.41	2/8/2009	0	0	3,333	122,488
	2,204	0	—	20.85	1/23/2012
	6,601	0	—	18.52	1/29/2013
Steven C. Giuliano	1,500	0	—	20.85	1/23/2012	2,350	86,363	5,300	194,775
	3,000	0	—	18.52	1/29/2013
Louis S. Massimo	6,250	0	—	31.92	1/28/2008	10,000	367,500	23,000	845,250
	800	0	—	18.52	1/29/2013
Sarah A. O’Connor	7,000	0	—	20.85	1/23/2012	5,500	202,125	11,000	404,250
	6,500	0	—	18.52	1/29/2013

(1)	All options shown represent grants made in 2003 or earlier and all these grants are currently vested. No employee stock options were granted after 2003.
(2)	Amounts shown represent performance units that were granted in 2004 and that did not achieve ROE target by the end of 2006. These units will vest if the named officer remains employed by us through 2009. All units are denominated in phantom shares of our common stock and are payable in cash. The units will be valued at their then fair market value near time of payout. All units pay cash dividends at a non-preferential rate which is the same rate as cash dividends paid to shareholders on our common stock.
(3)	Value shown was determined by multiplying the number of units outstanding by the per share closing price of our common stock on December 31, 2007 ($36.75).
(4)	Figures represent units granted in 2007 which could vest at the end of 2008 or 2009. Performance units pay out if an ROE target is achieved in the third year following the grant year which counts as Year 1. If the targeted ROE for Year 3 is achieved at the end of Year 2, units will pay out following Year 2. The ROE target for these units is 13.5%. All units are denominated in phantom shares of our common stock and are payable in cash. The units will be valued at the then fair market value of our common stock near time of payout. If the ROE target is not met by Year 3, half the performance units expire and the other half will be paid out if the executive remains in our employ for the three calendar years following Year 3. All units pay cash dividends at a non-preferential rate which is the same rate as cash dividends paid on our common stock.

Option Exercises and Stock Vested

(for fiscal year ended December 31, 2007)

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(1)(c)	Number of Shares Acquired on Vesting (#)(2)(d)	Value Realized on Vesting ($)(2)(e)
Michael E. Campbell	26,280	$391,065	144,000	$5,153,760
Hayes Anderson	500	2,340	24,000	858,960
Paul J. Craney	34,296	554,671	29,167	1,043,887
Steven C. Giuliano	8,000	117,548	10,300	368,637
Louis S. Massimo	76,200	1,156,306	44,000	1,574,760
Sarah A. O’Connor	40,500	752,452	24,000	858,960

(1)	Amount shown was computed by multiplying the number of options exercised by the difference between the closing price for one share of Common Stock on the exercise date and the exercise price per share.
(2)	The 2005 and 2006 performance units have vested because the ROE target for these units was exceeded. As a result, these units were paid out in full in cash in 2008 with each unit having a cash value of $35.79. The value realized is the actual payment made to the named officer in 2008 for the earned units.

Pension Benefits Table

(for fiscal year ended December 31, 2007)

Name(a)	Plan Name(b)	Number of Years Credited Service(1)(c)	Present Value of Accumulated Benefit($)(2)(d)	Payments During Last Fiscal Year ($)(e)(3)
Michael E. Campbell	Arch Employees Pension Plan	29.6	$900,007	$0
	Senior Executive Pension Plan	20.3	10,074,326	0
Hayes Anderson	Arch Employees Pension Plan	25.6	334,785	0
	Senior Executive Pension Plan	5.0	860,784	0
Paul J. Craney	Arch Employees Pension Plan	37.2	1,124,346	45,677
	Senior Executive Pension Plan	8.8	4,518,181	142,795
Steven C. Giuliano	Arch Employees Pension Plan	9.0	64,305	0
	Senior Executive Pension Plan	0.5	35,861	0
Louis S. Massimo	Arch Employees Pension Plan	13.1	194,587	0
	Senior Executive Pension Plan	11.0	1,773,883	0
Sarah A. O’Connor	Arch Employees Pension Plan	18.3	255,351	0
	Senior Executive Pension Plan	8.9	960,474	0

(1)	Years of service includes employment service with Olin Corporation, the Company’s former parent. When participating in the Senior Executive Pension Plan, the executive receives pension service credit under both the Arch Employees Pension Plan and the Senior Executive Pension Plan. However, the pension paid under the Senior Executive Pension Plan is reduced by the pension paid under the Arch Employees Pension Plan. Mr. Craney ceased employment on June 30, 2007.
(2)

In calculating the present value, we used the same assumptions as those used pursuant to the FAS 158 for financial statement purposes as described in Note 15 to the Company’s 2007 Consolidated Financial Statements included in its 2007 Form 10-K sent to all shareholders. In addition, the values assume commencement of pension benefits at unreduced early retirement age of 62 per SEC disclosure requirements except for Mr. Craney, whose values are calculated at his actual retirement date of July 1, 2007. IMPORTANT NOTE: Pursuant to SEC disclosure requirements, pension amounts shown in the Summary Compensation Table and Pension Benefits Table are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the “Termination and Change in Control Payments” tables below are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible. For the one executive over age 55 who was actively employed on December 31, 2007, this also results in the situation where the Summary Compensation Table and Pension Benefits Table show an increase in value during 2007, where the “Termination and Change in Control Payments” tables below would have shown a decrease in value when compared to similar tables at the end of 2006.

(3)	Payments under the Senior Executive Pension Plan of $142,795 for Mr. Craney were delayed by the statutory 6-month distribution delay for key employees which ended December 31, 2007. Mr. Craney received these payments in January 2008.

We have a tax-qualified, defined benefit pension plan for our U.S.-based employees (“Tax Qualified Pension Plan”) that provides benefits based on service with the Company and with Olin, our former parent, for the period prior to our spinoff from Olin. This plan is designed to provide all eligible salaried employees with a fixed annual income upon retirement. The Company became liable for the payment of all pension plan benefits accrued by Company employees prior to and following the spinoff who ceased to be Company employees after the spinoff. Olin transferred assets to the Company’s pension plan and the amount of the assets were sufficient to comply with Section 414(l) of the Internal Revenue Code of 1986, as amended. Benefits are payable under the Tax Qualified Pension Plan only with respect to compensation that is not deferred under a non-qualified plan and that does not exceed certain annual limits imposed by the IRS.

The Tax Qualified Pension Plan provides for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62 or older). An early retirement pension will be calculated by reducing the benefit payable at age 62 by four percent per year for each year the retirement precedes age 62. For example, an eligible employee retiring at age 55 will have a 28% reduction applied to their age 62 pension payable (four percent per year times seven years (62—55 = 7 years)). Mr. Campbell is and Mr. Craney was eligible for early retirement under the Company’s pension plans as they are both over the age of 55 and have more than 10 years of service. Directors who are not also employees of the Company are not eligible to participate in any of our pension plans. The Tax Qualified Pension Plan is a tax-qualified pension plan, and its benefits are payable only with respect to compensation that is not deferred under a non-qualified plan and that does not exceed certain annual IRS imposed limits.

“Compensation” for purposes of the Tax Qualified Pension Plan represents average cash compensation per year (salary, bonus and non-equity incentive plan compensation shown in the Summary Compensation Table of this Proxy Statement) received for the highest three years during the ten years up to and including the year in which an employee retires, including compensation with Olin. Compensation for plan purposes does not include any stock option compensation, dividend equivalent payments or performance unit payouts or compensation deferred to a non-qualified plan. The normal retirement allowance is one and one half percent of “Compensation” as defined, multiplied by the number of years of benefit service, reduced by an amount of the employee’s primary Social Security benefit not to exceed 50% of the Social Security benefit. Years of benefit service also includes benefit service with Olin. There are a variety of payment methods available to participants, including standard life-time only method and standard surviving spouse method. The total value of the benefit is actuarially the same regardless of the method that is chosen. A participant makes the payment method election when applying for retirement.

The Tax Qualified Pension Plan provides that if, within three years following a “Change in Control” of the Company, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger or other transfer of assets or liabilities of the plan, and a termination, merger or other event thereafter takes place, plan benefits would automatically be increased for affected non-collectively bargained participants (and retired participants) to absorb any plan surplus.

Under our Senior Executive Pension Plan (the “Senior Plan”), which is a non-qualified pension plan for the named officers, we pay retirement benefits to executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of Compensation (as defined above), reduced by payments from the Tax Qualified Pension Plan, any other Olin or Company pension, pension benefits from other employers, and 50% of the participant’s primary Social Security benefits. At December 31, 2007, the CEO’s pension benefit was limited by the maximum benefit cap under the Senior Plan. Subject to the above limitations, benefits under the Senior Plan will accrue at the rate of three percent for each year of service that a senior executive is eligible to participate in the Senior Plan. In all cases, benefits payable under the Senior Plan are reduced by (i) annual retirement benefits payable under the Tax Qualified Pension Plan, (ii) all qualified and non-qualified deferred compensation plans of previous and subsequent employers and (iii) 50% of the employee’s primary Social Security benefit. The Senior Plan also provides benefits to the executive’s surviving spouse generally equal to 50% of the executive’s benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as provided in the Plan whether before or after payments under the Plan commence. The participant may elect to receive payment under the Senior Plan in a lump sum equivalent to the actuarial present value of the benefits as computed in accordance with this plan.

The Senior Plan provides that in the event of a change in control, we will pay each participant a lump-sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by us to make payments under this plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under this plan, based on benefits accrued up to the date of the change in control. The Executive Agreements between us and the named officers as described below provide that an executive officer who is less than age 55 at the time of a change in control will, for purposes of calculating the above lump-sum payment under the Senior Plan, be treated as if he or she had retired at age 55, with the lump-sum payment being calculated on the basis of service to the date of the change in control. In this way, our named officers under age 55 will be afforded the same type of protection in a Change in Control as those named officers age 55 and older.

The Executive Agreements (described below) also provide that for involuntary terminations (not for cause) the named officer would receive an additional 12 months of pension service credit. In the event of a “Change in Control” (as defined in the Executive Agreements and described under “Termination and Change in Control” of this Proxy Statement) followed by a termination as described below, we provide an additional 24 months of pension service credit. Other than these two instances, we do not have any arrangements or policies to grant the named officers additional pension service credit.

In October 2007, the Compensation Committee approved Management’s recommendation that non-bargaining employees hired on or after April 1, 2008 will not accrue pension benefits under the current defined benefit formula but rather participate in a new cash balance feature of the Pension Plan: a Personal Pension Account. Former employees who are rehired by us will also participate in the Personal Pension Account if they had less than 10 years of benefit service at the time of their termination of employment with us. This new pension arrangement does not affect any of the persons who served as executive officers in 2007 as all such persons were employed prior to April 1, 2008.

Non-Qualified Deferred Compensation Table

(for fiscal year ended December 31, 2007)

Name(a)	Executive Contributions in Last FY ($)(1)(b)	Registrant Contributions in Last FY ($)(2)(c)	Aggregate Earnings in Last FY ($)(3)(d)	Aggregate Withdrawals or Distributions ($)(4)(e)	Aggregate Balance at Last FY-End ($)(5)(f)
Michael E. Campbell	$64,500	$28,203	$123,405	$0	$1,187,760
Hayes Anderson	31,750	9,300	30,812	0	327,829
Paul J. Craney	23,731	9,328	21,101	1,546,450	0
Steven C. Giuliano	0	0	997	0	12,722
Louis S. Massimo	57,938	16,341	50,005	0	581,634
Sarah A. O’Connor	34,000	9,750	20,547	0	238,441

(1)	Amount shown is included in the Salary column of the Summary Compensation Table for 2007.
(2)	Amount shown represents our basic match and performance match to the officer’s plan contributions to the Supplemental CEOP. The basic match is included in the All Other Compensation column of the Summary Compensation Table for 2007 but the performance match included in this table is not shown in the Summary Compensation Table because it represents a match earned in 2006 and paid in 2007. The performance match for 2007 is included in the All Other Compensation column of the Summary Compensation Table.
(3)	The amount shown represents aggregate appreciation in the market value of investments as well as any earnings on these investments for 2007.
(4)	Mr. Craney’s employment ended on June 30, 2007. The amount shown was distributed to him in a lump sum in January 2008.
(5)	The total includes the following amounts that were included in the Summary Compensation Table for 2006 and 2007:

Name	Included in Summary Compensation Table For
	2006	2007
M. E. Campbell	$80,907	$83,500
H. Anderson	36,000	38,050
P. J. Craney	385,009	28,390
S. C. Giuliano	0	0
L. S. Massimo	60,901	69,329
S. A. O’Connor	38,550	40,600

All other amounts in the balance are not reflected in the Summary Compensation Table for 2007 as they represent contributions made prior to 2007 or past earnings. Contributions to and earnings in the plans are invested on a phantom basis in investment funds which fluctuate in value and may not total to the aggregate balance shown.

We offer two non-qualified deferred compensation plans to upper level employees, including the named officers which allow participants to defer the receipt and taxation of taxes on current income. We maintain a voluntary non-qualified deferred compensation plan known as the Employee Deferral Plan as well as an “excess benefit” plan, known as the Supplemental Contributing Employee Ownership Plan (“SCEOP”), which enables employees to defer salary and receive matching contributions in excess of Internal Revenue Code limits that apply to our CEOP, which is our tax-qualified 401(k) plan.

Under the Employee Deferral Plan, the named officers may defer payment of salaries and incentive compensation (other than stock option compensation). Monies are deferred to a variety of other phantom investment vehicles selected by the employee, including a Company Common Stock fund. These investment vehicles mirror and are similar to mutual funds generally available to the public or purchasers of variable annuities. Their value varies over time with the market performance of the investment vehicle. Obligations to the participants are unfunded; however, the Company has established a rabbi trust for this plan. In the event of the Company’s bankruptcy, individuals who make deferrals would be general creditors of the Company. At the time of the deferral election, a participant may elect to receive some or all of the deferred amounts and related earnings on January 1 or July 1 of a particular year as an in-service distribution. If an in-service distribution is not elected, distributions from the plan are paid in cash upon termination and in accordance with the participants most recent valid payment schedule election (lump sum or up to 20 annual installments).

Under the SCEOP, the named officers may elect to make the same deferral elections as they make in our CEOP (up to plan maximums for highly compensated employees). The matching formula for our CEOP, a qualified 401(k) plan, (50% match on the first six percent of salary) and any additional performance matching contributions based on EPS are mirrored in this excess benefit plan. The investment options available on a phantom basis only provided under this plan are identical to those offered under the CEOP. Investments fluctuate in value as market prices for the investments change. Participants may switch funds among their investment choices periodically. Although SCEOP is unfunded, the Company has established a rabbi trust for this plan. The named officers make a distribution election at the time of enrollment in the SCEOP, specifying a lump sum distribution upon termination or annual installment distribution (up to 15 annual installments).

Termination and Change in Control Payments

Each of the named officers has an Executive Agreement with the Company which provides that in the event of a covered termination of employment, the individual will receive a lump sum severance payment and certain other benefits as outlined below. In the event a covered termination occurs following a change in control, those payments and benefits are enhanced. If the executive elects to retire or otherwise voluntarily terminates his or her employment (other than in a covered termination situation), the officer is not entitled to any payments or benefits under the Executive Agreement.

A covered termination means (i) termination by the Company of the executive’s employment other than for cause and (ii) the voluntary termination by executive because: (a) the Company reduces his or her base salary or fails to provide increases in accordance with Company policy, (b) the Company fails to continue the executive’s participation in its benefit plans on substantially the same basis as previously, (c) the executive becomes disabled and cannot perform his or her duties for at least 180 days, (d) following a change in control, the Company requires the executive to relocate to an office not within reasonable commuting distance of his or her home or (e) following a change in control, (1) the Company fails to substantially maintain its benefit plans as in effect at the time of the change in control or (2) the executive’s duties, position or reporting responsibilities are diminished.

A change in control would occur if the Company ceases to be publicly owned; 20% or more of its voting stock is acquired by a person or group of persons (other than the Company, a subsidiary or a Company employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; all or substantially all of the Company’s business is disposed of in a transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the Company’s shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company); or the shareholders of the Company approve a sale of all or substantially all the Company’s assets or a liquidation or dissolution of the Company.

Each agreement provides that upon a potential change in control, the individual agrees to remain in the Company’s employ for the earlier of (i) the date of change in control or (ii) six months after a potential change in control of the Company has occurred. A potential change in control occurs if (i) the Company has entered into an agreement which, if carried out, would result in a change in control; (ii) any person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control; (iii) the Company learns that any person (excluding the Company’s employee benefit plan or related trust) has become the beneficial owner directly or indirectly of the Company’s stock representing 9.5% or more of the combined voting power of the Company’s stock; or (iv) the Board adopts a resolution to the effect that, for purposes of the Executive Agreement, a potential change in control has occurred.

The agreements also provide that the officers not solicit our customers or employees for a period of one year following termination.

The agreements automatically renew for successive one-year periods unless the Board (or the Compensation Committee) determines that they should not be extended and no potential change in control or change in control occurs after such Board or Committee determination and prior to the expiration. They are also automatically extended until the end of a calendar year following the third anniversary of any potential change in control.

Voluntary Termination or Retirement (Other than a Covered Termination)

The named officers would receive the following payments if they retired or otherwise voluntarily terminated their employment at December 31, 2007 (other than in a covered termination situation):

Voluntary Retirement/Termination Payments

Name(a)	Nonqualified Pension Plan (1)(b)	Performance Unit Payout (2)(c)	Total(3)(d)
Michael E. Campbell	$10,283,016	$5,255,250	$15,538,266
Hayes Anderson	0	857,488	857,488
Steven C. Giuliano	0	374,850	374,850
Louis S. Massimo	0	1,604,762	1,604,762
Sarah A. O’Connor	0	857,488	857,488

(1)	Figure represents the lump sum value of the non-qualified pension plan (Senior Plan) benefit using AAA Municipal Bond rates of 3.50% as of December 31, 2007. In addition to the non-qualified pension plan payment, Mr. Campbell will also be eligible to receive benefits under the Tax-Qualified Pension Plan under the same formula provided to all salaried, non-bargaining employees. The other named officers are not eligible at December 31, 2007 for lump sum payment under this plan because they have not yet reached age 55 as of such date.
(2)	Long Term Incentive Plan cash payout will occur if earned at the end of the performance cycle and approved by the Compensation Committee. If not so approved, the officers would forfeit the payment. The number of performance units will be prorated based on the length of time worked during the performance or retention cycle, as the case may be. The closing price of our Common Stock at December 31, 2007 ($36.75) (the last trading day of 2007) was used to calculate the value shown. Actual value at payout will depend on the stock price at or near the payout time.
(3)	This total excludes the amounts shown in column (f) of the Non-Qualified Deferred Compensation Table which would also be payable upon termination of employment.

Covered Termination Prior to a Change in Control

For a covered termination prior to a change in control, the named officer would receive the following amounts in addition to those outlined above for a voluntary retirement or termination:

(a) Lump sum cash severance equal to one-year’s base pay;

(b) the greater of the current three-year average annual incentive compensation award or the standard (target) annual incentive compensation award; and

(c) 12 months of active medical, dental and life insurance coverage and an additional 12 months of pension service credit.

The value of the additional amounts received in a covered termination at December 31, 2007 prior to a change in control would be as follows:

Name(a)	Cash Severance (1)(b)	Post- Termination Healthcare (2)(c)	Outplacement Services (d)	Additional Pension (3)(e)	Total(f)
Michael E. Campbell	$1,600,412	$18,237	$100,000	$207,646	$1,926,295
Hayes Anderson	505,000	17,493	100,000	81,015	703,508
Steven C. Giuliano	450,000	15,532	100,000	41,639	607,171
Louis S. Massimo	900,000	19,389	100,000	218,671	1,238,060
Sarah A. O’Connor	520,000	12,536	100,000	91,463	723,999

(1)	If the executive did not receive the cash severance payment because he or she did not have an Executive Agreement, upon layoff, the executive would have been entitled to receive severance under our Employment Transition Benefit Plan which is available to all salaried employees. The amounts that would have been payable under the Employee Transition Plan are: for Mr. Campbell, $980,774; for Mr. Anderson, $334,688; for Mr. Giuliano, $103,127; for Mr. Massimo, $286,060; and for Ms. O’Connor, $258,606.
(2)	Represents employer-paid costs for (i) Total Life and Accidental Death and Dismemberment, (ii) Medical Insurance, and (iii) Dental Insurance for the duration of the 12 month severance period. All employer-paid costs were calculated using 2007 actual expenses without inflation adjustments.
(3)	Represents an additional lump sum payment under the Senior Executive Pension Plan reflecting the severance paid and an additional 12 months of pension service credit. The additional 12 months of pension service credit does not provide an additional benefit to Mr. Campbell who at December 31, 2007 reached the maximum pension benefit cap contained in the Senior Executive Pension Plan.

These amounts are in addition to those described under voluntary retirement or termination above.

As already disclosed in Footnote 5 of the Summary Compensation Table, in connection with his ceasing to be an employee under his Executive Agreement, Mr. Craney received cash severance in the amount of $745,412 and a $25,000 one-time cash payment in lieu of outplacement services. Also in that connection, Mr. Craney received coverage for post termination healthcare valued at $9,240, life insurance valued at $14,540 and financial counseling in the amount of $5,300.

Mr. Craney received monthly non-qualified pension payments in the amount of $23,799 per month for the remainder of 2007 as disclosed in column (e) of the Pension Benefits Table. He will also receive non-qualified pension payments in the amount of $23,799 per month for the period of January 1, 2008 through June 30, 2008. Mr. Craney elected to receive the balance of his non-qualified pension payment in a lump sum, which is payable on June 30, 2008. Using the AAA Municipal Bond rates in effect on December 31, 2007, this lump sum is valued at $4,661,897. He also received a distribution from his non-qualified deferred compensation account which is disclosed in column (e) in the Non-Qualified Deferred Compensation Table.

Covered Termination After a Change in Control

For a covered termination following a change in control, the named officer would receive the following amounts in addition to all those outlined above:

(a) Additional cash severance equal to two times the total amount paid as outlined in clause (a) and (b) above under “Covered Termination Prior to a Change in Control”;

(b) An additional 24 months of pension service credit coverage for the two-year period following termination;

(c) If the named officer is less than age 55 at the time of a change in control, a lump sum pension plan payout of their non-qualified pension plan is calculated based on an age 55 commencement of benefits and the plan’s early retirement factors at such age. (See Pension Benefits Table narrative for additional information regarding change in control provisions for individuals age 55 and older);

(d) An additional 24 months of employee life insurance coverage and until age 65, medical and dental coverage;

(e) Outplacement services;

(f) Tax gross-up payment for “excess parachute payment” taxes triggered under U.S. tax law; and

(g) If the termination occurs after the first fiscal quarter of a year and, in lieu of any actual bonus for that year, a bonus prorated for the weeks worked in the year using the higher of (i) the targeted bonus standard in effect prior to the change in control and (ii) the one in effect at termination.

If there were a covered termination at December 31, 2007 immediately after a change in control, the values of the additional amounts the executive would receive are as follows:

Name(a)	Additional Cash Severance and Bonus(1)(b)	Additional Post- Termination Healthcare (2)(c)	Additional Pension (3)(d)	Additional Performance Unit Payout (4)(e)	Parachute Tax Gross-Up Payment (5)(f)	Total ($)(g)
Michael E. Campbell	$3,900,823	$42,130	$2,270,136	$3,987,375	$6,168,015	$16,368,479
Hayes Anderson	1,200,000	232,216	1,643,881	630,887	2,100,811	5,807,795
Steven C. Giuliano	1,075,000	355,996	481,738	284,813	1,323,027	3,520,574
Louis S. Massimo	2,200,000	202,820	2,744,821	1,224,988	3,438,879	9,811,508
Sarah A. O’Connor	1,230,000	152,230	1,558,400	630,887	2,014,416	5,585,933

Note: The actual bonus paid for 2007 is already included in columns (d) and (g) in the Summary Compensation Table. Column (e) above includes long term incentive compensation which reflects amounts also shown column (g) of the Grant of Plan-Based Awards Table, column (d) of the Option Exercises and Stock Vested Table and column (g) of the Outstanding Equity Awards at Fiscal Year-End Table.

(1)	Figure for Additional Cash Severance is two times base salary and two times actual average bonus paid in the past three years or current year bonus target (whichever is greater). Figures also include a bonus for 2007 at 100% of 2007 targeted bonus opportunity.
(2)	Represents additional 24 months of employee life insurance coverage and medical and dental coverage until the individual reaches age 65. All employer-paid costs were calculated using 2007 actual expenses without inflation adjustments.
(3)	The figures represent an additional payment to the named officer that is sufficient with the earlier pension payments shown in these Executive Severance tables which, after taxes, would permit the officer to purchase an annuity that would provide him or her with a pension under the Senior Executive Pension Plan, which pension calculation will include the severance paid and an additional 24 months of pension service credit under the Arch pension plans in addition to the pension credit received in a covered termination prior to a change in control. The additional 24 months of pension service credit does not provide an additional benefit to Mr. Campbell who at December 31, 2007 reached the maximum pension benefit cap contained in the Senior Executive Pension Plan. In the case of Mr. Campbell, who is over age 55, the annuity reflects the commencement of the pension at the officer’s current age and for the four named officers who are under age 55, such annuity reflects the commencement of the pension at age 55 and using the age 55 early retirement subsidy formula under the plan. The annuity purchase price reflects pricing at December 31, 2007.

IMPORTANT NOTE: Pursuant to SEC disclosure requirements, amounts shown in the Summary Compensation Table and Pension Benefit Table are constructed based upon the assumption that the executives will defer receipt of their pension until the plans’ earliest unreduced pension retirement age (age 62), where the amounts shown in the three tables shown above are higher based upon the assumption that the executives will immediately receive their retirement payments, if eligible. For Mr. Campbell, this also results in the situation where the Summary Compensation Table and Pension Benefit Table show an increase in value during 2007, where these tables would have shown a decrease in value when compared to similar tables at the end of 2006.

(4)	Represents the difference between the performance units prorated based on time worked in the performance cycles as shown in the Voluntary Retirement/Termination Payments table and all performance units paid out immediately in the event of a change in control without proration. The closing price of our common stock at December 31, 2007 ($36.75), the last trading date of 2007, was used to calculate the value shown.
(5)	Parachute tax gross up assumes 60.4% individual tax rate, which includes a 20% parachute excise tax rate.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Arch Chemicals, Inc. oversees the Company’s compensation program on behalf of the Board. Among the key compensation issues addressed by the Committee in 2007 were:

•	Established 2007 Total Compensation Opportunity for Named Officers

•	Approved Key 2007 Strategic Goals for CEO

•	Approved 2006 Incentive Plan Payouts Consistent with the Company’s Business Results

•	Recommended 2008 Directors Compensation Program to Board of Directors

•	Recommended creation of a “cash balance” feature in the U.S. tax qualified pension plan for new non-bargaining employees hired on or after April 1, 2008

•

Changed the Executive Agreements to reduce the severance payable at termination following a change in control from three times the sum of annual base salary, annual bonus, and annual long-term incentive value to three times the sum of annual base salary and annual bonus and the Change in Control (Tier II) Agreements from one times the sum of annual base salary, annual bonus and annual long-term incentive value to one times the sum of annual base salary and annual bonus.

These decisions were taken consistent with the intent and processes described in the Compensation Discussion and Analysis (CD&A) set forth in this Proxy Statement.

The Compensation Committee has reviewed and discussed with Management the CD&A. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Shareholders.

Daniel S. Sanders, Chair

Richard E. Cavanagh

William H. Powell

March 5, 2008

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP (“KPMG”) was appointed as independent registered public accounting firm of the Company for the year 2008. The firm was selected by the Audit Committee of the Board.

Why are you asking for the shareholders to ratify the independent registered public accounting firm?

The submission of this matter to shareholders at the Annual Meeting is not required by law or by our Bylaws. The Board is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board intends to reconsider its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

What were KPMG audit fees in 2006 and 2007?

The aggregate fees billed to the Company for professional accounting services, including the audit of the Company’s annual financial statements by KPMG for the fiscal years ended December 31, 2006 and December 31, 2007 (based on fees billed to the Company through the date of this Proxy Statement) are set forth in the table below.

	2006	2007
	(in thousands)
Audit Fees	$3,857	$3,917
Audit-Related Fees	164	235
Tax Fees	17	31

Subtotal	4,038	4,183
All Other Fees	6	17

Total Fees	$4,044	$4,200

For purposes of the preceding table, the professional fees are classified as follows:

•

Audit Fees – These are fees for professional services performed for the audit of the Company’s and certain of its subsidiaries’ annual financial statements and review of financial statements included in its Form 10-Q filings, services that are normally provided by its independent accountants in connection with statutory and regulatory filings or engagements, including Sarbanes-Oxley Act Section 404 audits, and services that generally only its independent accountants reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. Included in this category for KPMG are fees incurred for audits of the financial statements of certain of our subsidiaries performed in connection with acquisitions or dispositions of such subsidiaries, or in compliance with such subsidiaries’ independent legal reporting obligations.

•

Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by the Company’s independent accountants. More specifically, these include: employee benefit plan audits; due diligence related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards.

•

Tax Fees – These are fees for all professional services performed by professional staff in KPMG’s independent accountant’s tax division except those services related to the audit of the Company’s financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

•	All Other Fees – These are fees for other permissible work performed that do not meet the above category descriptions.

SEC rules require the Company’s Audit Committee to pre-approve all auditing and permissible non-auditing services provided by the Company’s independent auditor (with certain limited exceptions). All of the services performed by KPMG described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were in 2006 and 2007 approved in accordance with the Company’s pre-approval policy described below.

The percentage of services in each category above (other than audit services) that were rendered pursuant to the de minimus safe harbor exception to the pre-approval requirements are as follows: Audit-Related Fees (0%), Tax Fees (0%) and All Other Fees (0%).

Pre-approval Policies and Provisions

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. Pursuant to the policy adopted by the Audit Committee in 2003, the Audit Committee pre-approves all auditing and permissible non-auditing services provided by our independent accounting firm. The approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the Company’s independent accounting firm or on an individual basis. The Audit Committee has pre-approved certain specific non-auditing services provided they are below a certain dollar threshold and provided such specific services are subsequently presented to the Audit Committee. For all other non-audit services not so pre-approved, the Audit Committee has delegated to each Audit Committee member the authority to approve such services but that decision must be presented to the full Audit Committee at its next regularly scheduled meeting. The Company’s independent accounting firm may not be retained to perform the non-auditing services specified in Section 10A(g) of the Exchange Act.

What vote is required to ratify the independent registered public accounting firm?

The ratification of the appointment of independent registered public accounting firm for 2008 requires that the votes cast in favor of the ratification exceed the votes cast opposing such ratification. Abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008.

MISCELLANEOUS

Who will pay for this solicitation of proxies?

The Company will pay the entire expense of this solicitation of proxies.

Georgeson Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and facsimile and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Georgeson Inc. a fee of $10,450 for its services and will reimburse Georgeson Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone, facsimile, mail and telegram by directors, officers and employees of the Company.

When must a shareholder submit a proposal for the next annual meeting?

Shareholders who intend to present proposals for consideration at the 2009 Annual Meeting of Shareholders and who wish to have their proposals included in the Company’s proxy statement and proxy card for that meeting must be certain that their proposals are received by the Company at its principal executive offices on or before November 14, 2008. Proposals should be sent to the Corporate Secretary, Arch Chemicals, Inc., 501 Merritt 7, Norwalk, Connecticut 06851. All proposals must also comply with the applicable requirements of the Federal securities laws in order to be included in the Company’s proxy statement and proxy card for the 2009 Annual Meeting. In addition, in order for any shareholder proposal to be presented during next year’s annual meeting, written notice must be received by the Company at its headquarters on or after November 14, 2008 and on or before December 14, 2008 as provided in the Company’s Bylaws, and shall contain such information as required under such Bylaws. The Bylaw requirements are separate and apart from and in addition to the SEC’s requirements that a shareholder must satisfy to have a shareholder proposal included in the Company’s proxy statement under SEC Rule 14a-8. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals, including nominations for directors.

By order of the Board of Directors,

SARAH A. O’CONNOR

            Secretary

Dated: March 14, 2008

PRINTED ON RECYCLED PAPER

☒	Votes must be indicated (x) in Black or Blue ink.	The Board of Directors recommends a vote “FOR” all nominees and “FOR” the proposal below.	Please Mark Here for Address Change or Comments	☐
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	FOR ALL	WITHHELD FOR ALL	FOR ALL WITH EXCEPTIONS*

1 –Election of Directors	☐	☐	☐		FOR	AGAINST	ABSTAIN
Nominees: (Mark one box) 01 Michael E. Campbell 02 David Lilley 03 William H. Powell				2. Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name on the following blank line.)				This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees and “FOR” Proposal 2.

				If you plan to attend the meeting, please mark this box.		☐
*Exceptions _______________________________________________

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 5 PM (9 AM for shares held in the CEOP) Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/arj Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 25, 2008:

The Proxy Statement and Annual Report to Shareholders are available at http://www.archchemicals.com/proxy	CONTROL NUMBER RESTRICTED AREA

Arch Chemicals, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

of Arch Chemicals, Inc.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Daniel S. Sanders, Janice J. Teal and Michael O. Magdol, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Arch Chemicals, Inc. owned of record by the undersigned, and (ii) directs JPMorgan Chase Bank, Trustee under Arch Chemicals, Inc. Contributing Employee Ownership Plan (CEOP) to vote in person or by proxy all shares of Common Stock of Arch Chemicals, Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote, in each case of clause (i) and (ii), on all matters which may come before the 2008 Annual Meeting of Shareholders to be held at the Dolce Norwalk Center for Leadership and Innovation, 32 Weed Avenue, Norwalk, Connecticut, on April 25, 2008, at 10:15 a.m., local time, and any adjournments or postponements thereof. The proxies will vote using the directions on the reverse side of this card. If no direction is provided, this proxy will be voted as recommended by the Board of Directors. The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2008 Annual Meeting of Shareholders and any adjournments or postponements thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Directions to The Dolce Norwalk Center for Leadership and Innovation via the New England Thruway/Connecticut Turnpike or Merritt Parkway

New England Thruway/Interstate 95/ Connecticut Turnpike – Exit 13	Hutchinson River Parkway/ Merritt Parkway – Exit 38

From New York	From New York

1. Turn right onto the Boston Post Road/Connecticut Avenue (U.S.1).	1. Turn right onto New Canaan Avenue/Route 123 and almost immediately, at traffic light turn left onto Nursery Street.
2. Proceed ..3 mile to Richards Avenue.

3. At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.	2. Continue on Nursery Street for .8 mile, bearing right, until it ends at Marvin Ridge Road.

4. At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.	3. Turn left onto Marvin Ridge Road, which becomes Weed Avenue.

5. Turn right onto Weed Avenue, continue .3 mile to entrance of The Dolce Norwalk Center for Leadership and Innovation.	4. Drive for .7 mile to the entrance of The Dolce Norwalk Center for Leadership and Innovation.

6. The entrance is on the right side of Weed Avenue.	5. The entrance is on the left side of Weed Avenue.

FromNew Haven – Exit 13	From New Haven – Exit 38

1. Turn right onto the Boston Post Road/Connecticut Avenue (U.S.1).	1. Turn right onto New Canaan Avenue/Route 123.

2. Proceed .5 mile to Richards Avenue.	2. Proceed .2 mile to traffic light and take right onto Nursery Street.

3. Follow directions 3-6 above.	3. Follow directions 2-5 above.

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